UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

VOLCANO CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

VOLCANO CORPORATION

3661 Valley Centre Drive, Suite 200

San Diego, CA 92130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On July 29, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Volcano Corporation, a Delaware corporation (“Volcano”). The meeting will be held on Wednesday, July 29, 2009, at 8:00 a.m. local time at the offices of Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, California 92130, for the following purposes:

1.	To elect the three directors named in the accompanying proxy statement to hold office until the 2012 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of Volcano for its fiscal year ending December 31, 2009.

3.	To approve Volcano’s Amended and Restated 2005 Equity Compensation Plan, as set forth in the accompanying proxy statement.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the annual meeting is Monday, June 1, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders To Be Held on July 29, 2009.

The proxy statement and our annual report to stockholders

can be accessed electronically at http://www.volcanocorp.com.

By Order of the Board of Directors,

Sincerely,

John T. Dahldorf

Secretary

San Diego, California

June 2, 2009

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote your shares. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

VOLCANO CORPORATION

3661 Valley Centre Drive, Suite 200

San Diego, CA 92130

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

To be held on July 29, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for our 2009 Annual Meeting of Stockholders to be held on Wednesday, July 29, 2009, at 8:00 a.m. local time at the principal executive offices of Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, California 92130. Directions to our principal executive offices can be found at http://www.volcanocorp.com/about-us/directions.asp. Our telephone number is (800) 228-4728.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our annual report to stockholders, are being distributed or made available to all stockholders of record entitled to vote at the annual meeting on or about June 8, 2009. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our beneficial owners access to our proxy materials over the Internet. Beneficial owners are stockholders whose shares are held in the name of a broker, bank or other agent (i.e., in “street name”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about June 5, 2009 to beneficial owners who owned our common stock at the close of business on June 1, 2009. Beneficial owners will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

We have elected to provide to each of our stockholders of record, as well as those beneficial owners who have previously requested to receive paper copies of our proxy materials, paper copies of the proxy materials instead of a Notice.

QUESTIONS AND ANSWERS

Who can vote at the annual meeting?

Only stockholders of record at the close of business on June 1, 2009 will be entitled to vote at the annual meeting. On this record date, there were 48,335,859 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on June 1, 2009 your shares were registered directly in your name with Volcano’s transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, Volcano urges you to vote your shares. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on June 1, 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on June 1, 2009.

Why did I receive in the mail a Notice regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to our beneficial owners a Notice of Internet Availability of Proxy Materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. Our beneficial owners may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A beneficial owner’s election to receive proxy materials by mail or electronically by email will remain in effect until such beneficial owner terminates such election.

Why did I receive a full set of proxy materials in the mail instead of Notice regarding the Internet availability of proxy materials?

We are providing to each of our stockholders of record, as well as those beneficial owners who have previously requested to receive paper copies of our proxy materials, with paper copies of the proxy materials instead of a Notice. If you are a beneficial owner and would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet, by following the applicable procedure below:

Beneficial Owners—If your shares are held in street name, you can choose to receive our future proxy materials electronically by visiting http://www.proxyvote.com. Your choice to receive proxy materials electronically will remain in effect until you instruct otherwise, by following the instructions contained in your Notice and visiting http://www.proxyvote.com, sending an electronic mail message to sendmaterial@proxyvote.com or calling 1-800-579-1639.

The SEC has enacted rules that permit us to make available to stockholders electronic versions of the proxy materials even if the stockholder has not previously elected to receive the materials in this manner. We have chosen this option in connection with this year’s annual meeting with respect to our beneficial owners but not stockholders of record.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of the three directors named in this proxy statement to hold office until the 2012 Annual Meeting of Stockholders;

•

Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

•	Approval of Volcano’s Amended and Restated 2005 Equity Compensation Plan, as described in this proxy statement.

In addition, you are entitled to vote on any other matters that are properly brought before the annual meeting.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the ratification of the Audit Committee’s selection of Ernst & Young LLP as Volcano’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and for the approval of Volcano’s Amended and Restated 2005 Equity Compensation Plan, you may vote “For” or “Against” or abstain from voting on each matter. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the proxy card or voting instruction card that you may request or that we may elect to deliver. Whether or not you plan to attend the meeting, Volcano urges you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•

In Person. To vote in person, come to the annual meeting and Volcano will give you a ballot when you arrive. Even if you plan to attend the annual meeting, we urge you to vote by proxy prior to the annual meeting to ensure your vote is counted.

•

By Proxy Card or Voting Instruction Card. If you received printed proxy materials, if you are a stockholder of record, you may submit your proxy by mail by completing, signing and dating your proxy card or, for shares held beneficially in street name, by following the voting instructions included by your stockbroker, trustee or nominee, and mailing the proxy card or voting instruction card promptly in the enclosed envelope. If you provide specific voting instructions to Volcano before the annual meeting, your shares will be voted as you have instructed.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice or voting instructions from that organization rather than from Volcano. Simply follow the instructions in the Notice or voting instructions to ensure that your vote is counted. The broker or bank holding your shares may allow you to deliver your voting instructions by telephone or over the Internet. If your Notice or voting instructions do not include telephone or Internet instructions, please complete and return your Notice or voting instructions promptly by mail. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees named herein for director, “For” the ratification of the Audit Committee’s selection of Ernst & Young LLP as Volcano’s independent registered public accounting firm for Volcano’s fiscal year ending December 31, 2009 and “For” the approval of the Amended and Restated 2005 Equity Compensation Plan. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

Volcano will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, Volcano’s directors and employees (who will receive no compensation in addition to their regular salaries) may also solicit proxies in person, by telephone, or by other means of communication. Volcano may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or full set of proxy materials in the mail?

If you receive more than one Notice or, if you received a paper copy of your proxy materials, proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on each Notice or proxy card to ensure that all of your shares are voted. If you would like to modify your instructions so that you receive one Notice or proxy card for each account or name, please contact your broker or bank.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card or voting instruction card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Volcano’s Secretary at 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank, including, if permitted by such broker or bank, submitting another proxy by telephone or Internet after you have already provided an earlier proxy.

When are stockholder proposals due for next year’s annual meeting?

Stockholders of Volcano may submit proposals on matters appropriate for stockholder action at meetings of Volcano’s stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in Volcano’s proxy materials relating to its 2010 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and your proposal must be submitted in writing by February 8, 2010 (120 days prior to the anniversary date of this year’s proxy statement mailing date), to Volcano’s Secretary at 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130. However, if Volcano’s 2010 Annual Meeting of Stockholders is not held between June 29, 2010 and September 27, 2010, then the deadline will be a reasonable time prior to the time Volcano begins to print and mail its proxy materials.

Subject to further requirements described in Volcano’s Bylaws, if you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must notify Volcano’s Secretary, in writing, no sooner than March 31, 2010 (120 days prior to the anniversary date of the preceding year’s annual meeting of stockholders) and no later than April 30, 2010 (90 days prior to the anniversary date of the preceding year’s annual meeting of stockholders). However, if Volcano’s 2010 Annual Meeting of Stockholders is not held between June 29, 2010 and September 27, 2010, to be timely, notice by the stockholder must be so received not earlier than the close of business on the 120th day prior to the 2010 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2010 Annual Meeting of Stockholders or the tenth day following the day on which public announcement of the date of the 2010 Annual Meeting of Stockholders is first made. You are also advised to review Volcano’s Bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations. The chairman of the 2010 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board of Directors for the 2010 Annual Meeting of Stockholders will confer discretionary voting authority with respect to any proposal presented by a stockholder at that meeting for which Volcano has not been provided with timely notice and any proposal made in accordance with Volcano’s Bylaws, if the 2010 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Securities Exchange Act of 1934.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and withheld votes, and, with respect to Proposal No. 2 and Proposal No. 3, “Against” votes, abstentions and broker non-votes. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors with respect to “routine” matters.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals.

How many votes are needed to approve each proposal?

•

For “Proposal No. 1—Election of Directors,” the three nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

To be approved, “Proposal No. 2—Ratification of Selection of Independent Registered Public Accounting Firm” must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes are not counted as votes “For” or “Against” Proposal No. 2.

•

To be approved, “Proposal No. 3— Approval of Amended and Restated 2005 Equity Compensation Plan” must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes are not counted as votes “For” or “Against” Proposal No. 3.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 48,335,859 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. If there is no quorum, the chairman of the meeting or holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in Volcano’s quarterly report on Form 10-Q for the quarter ending September 30, 2009.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Volcano’s Board of Directors is divided into three classes. Each class has a three-year term. Vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. There are no family relationships, of first cousin or closer, among our directors and executive officers by blood, marriage, or adoption.

Volcano’s Board of Directors presently has nine members and there are no vacancies. There are three directors in Class III, the class of directors whose term of office expires at the 2009 annual meeting of stockholders, all of whom are standing for election — R. Scott Huennekens, Lesley H. Howe and Ronald Matricaria. Each of Mr. Huennekens, Mr. Howe and Mr. Matricaria is currently a director of Volcano. If elected at the annual meeting, each of these nominees would serve until the 2012 annual meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. Pursuant to Volcano’s Stockholder Communication Policy, all nominees or directors standing for election at an annual meeting of stockholders are expected to attend such annual meeting to provide stockholders with an opportunity to address the respective nominees or directors in person. R. Scott Huennekens, Olav B. Bergheim, Connie R. Curran, RN, Ed.D., Kieran T. Gallahue, Lesley H. Howe, Alexis V. Lukianov, Ronald A. Matricaria and John Onopchenko attended the 2008 annual meeting of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Volcano. Each person nominated for election has agreed to serve if elected. Volcano’s management has no reason to believe that any nominee named herein will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

Class III Director Nominees for Election for a Three-Year Term Expiring at the 2012 Annual Meeting

R. Scott Huennekens

R. Scott Huennekens, age 44, has served as Volcano’s President and Chief Executive Officer and as a member of Volcano’s Board of Directors since April 2002. From January 2000 to March 2002, Mr. Huennekens served as the President and Chief Executive Officer of Digirad Corporation, a medical imaging company. Mr. Huennekens holds a B.S. in Business Administration from the University of Southern California and an M.B.A. from Harvard Business School.

Lesley H. Howe

Lesley H. Howe, age 64, has served as a member of Volcano’s Board of Directors since October 2005. From December 2001 until May 2007, he served as Chief Executive Officer at Consumer Networks LLC, an Internet marketing and promotions company. Mr. Howe currently serves on the board of directors of Jamba, Inc., an owner and operator of fresh juice and smoothie retail stores, P.F. Chang’s China Bistro, Inc., an owner and operator of restaurants, and NuVasive, Inc., a medical technology company. From July 1967 to September 1997, Mr. Howe held several positions at KPMG Peat Marwick LLP, an international auditing and accounting firm, and served as area managing partner/managing partner of their Los Angeles office from May 1994 to September 1997. Mr. Howe holds a B.S. in Accounting from the University of Arkansas and is a certified public accountant.

Ronald A. Matricaria

Ronald A. Matricaria, age 66, has served as a member of Volcano’s Board of Directors since October 2005. He served as Chairman of St. Jude Medical, Inc. from January 1995 to December 2002, and as President and Chief Executive Officer from April 1993 to May 1999. Mr. Matricaria currently serves on the boards of directors of Life Technologies Corporation, formerly known as Invitrogen Corporation, a life sciences company, and Hospira, Inc., a specialty pharmaceuticals company. He is also Trustee emeritus of the University of Minnesota Foundation. Mr. Matricaria holds a bachelor’s degree from the Massachusetts College of Pharmacy and was awarded an honorary doctorate degree in Pharmacy in recognition of his contribution to the practice of pharmacy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

Class I Directors Continuing in Office Until the 2010 Annual Meeting

Kieran T. Gallahue

Kieran T. Gallahue, age 45, has served as a member of Volcano’s Board of Directors since July 2007. Since January 2008, Mr. Gallahue has served as Chief Executive Officer and a director of ResMed Inc., a publicly-traded developer, manufacturer and marketer of products for the treatment of sleep-disordered breathing and other respiratory disorders. Since September 2004, Mr. Gallahue has served as President (ResMed Global) of ResMed Inc. From January 2003 to September 2004, Mr. Gallahue served as President and Chief Operating Officer (ResMed Americas) of ResMed Inc. From 1997 to 2003, Mr. Gallahue served in various capacities with Nanogen, Inc., a DNA research and medical diagnostics company, including as President, Chief Financial Officer and Vice President of Strategic Marketing. Prior to 1997, he held a variety of sales, marketing and financial roles at Instrumentation Laboratory, Procter & Gamble and the General Electric Company. Mr. Gallahue holds a B.A. from Rutgers University and an M.B.A. from Harvard Business School.

Alexis V. Lukianov

Alexis V. Lukianov, age 53, has served as a member of Volcano’s Board of Directors since December 2007. Since July 1999, Mr. Lukianov has served NuVasive, Inc. as its President and a director, and since February 2004, Mr. Lukianov has served as Chairman of the Board and Chief Executive Officer of NuVasive, Inc. NuVasive, Inc. is a publicly-traded medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. From April 1996 to April 1997, Mr. Lukianov was a founder of and served as Chairman of the Board and Chief Executive Officer of BackCare Group, Inc., a spine physician practice management company. From January 1990 to October 1995, Mr. Lukianov held a variety of senior executive positions including President with Medtronic Sofamor Danek, Inc., a developer and manufacturer of medical devices to treat disorders of the cranium and spine, and a subsidiary of Medtronic, Inc., a publicly-traded medical technology company. Mr. Lukianov also serves on the boards of California Health Institute, BIOCOM, Medical Device Manufacturers Association and Ophthonix, Inc., a privately-held company focused on vision correction technology.

John Onopchenko

John Onopchenko, age 50, rejoined Volcano’s Board of Directors in June 2007. He is a founder and Managing Director of Synergy Life Science Partners, L.P., a venture capital firm. From 2000 to 2006, Mr. Onopchenko was Vice President, Venture Investments, with Johnson & Johnson Development Corporation, and served as a member of Volcano’s Board of Directors from 2002 to 2006. From 1996 to 1999, he served as Vice President and a member of the board of directors of Advanced Sterilization Products, a division of Johnson & Johnson. Mr. Onopchenko serves on the boards of directors of various private companies in the healthcare and life sciences industry. Mr. Onopchenko holds a masters degree in Business from the University of Chicago, Graduate School of Business and a B.S. from Ursinus College.

Class II Directors Continuing in Office Until the 2011 Annual Meeting

Connie R. Curran, RN, Ed.D.

Connie R. Curran, RN, Ed.D., age 61, has served as a member of Volcano’s Board of Directors since April 2007. She is currently the President of Curran Associates, a healthcare consulting company. From September 2003 to July 2006, Dr. Curran served as the Executive Director of C-Change, formerly the National Dialogue on Cancer, a health advocacy organization. From February 2002 until September 2003, Dr. Curran engaged in various consulting activities. From 1995 to 2000, Dr. Curran served as President and Chief Executive Officer of CurranCare, LLC, a healthcare consulting company. Upon the acquisition of CurranCare by Cardinal Health Consulting Services, a consulting company with expertise in surgical services, hospital operations and case management and home care, in November 2000, Dr. Curran served as the President of Cardinal Health Consulting Services until February 2002. Dr. Curran currently serves on the boards of directors at Hospira, Inc., a specialty pharmaceuticals company, and DeVry Inc., an education company. Dr. Curran holds a master’s degree in medical-surgical nursing from DePaul University, a doctorate in educational psychology from Northern Illinois University and is also a graduate of the Harvard Business School program for company owners and presidents.

Michael J. Coyle

Michael J. Coyle, age 46, was appointed to the Board of Directors in April 2009. From 2001 through December 31, 2007, he was president of the Cardiac Rhythm Management Division of St. Jude Medical, Inc., a medical device company specializing in the development and manufacturing of cardiovascular devices. Mr. Coyle joined St. Jude Medical as director of Business Development in 1994 and was appointed president of the Daig Division, a specialty catheter business, in 1997. Previously, Mr. Coyle spent nine years in business and technical management positions in the medical device and pharmaceutical divisions of Eli Lilly & Company. Mr. Coyle has been a director of VNUS Medical Technologies, Inc., a publicly traded medical device company, since 1995. He holds a B.S. in Chemical Engineering from Case Western Reserve University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Roy T. Tanaka

Roy T. Tanaka, age 61, was appointed to the Board of Directors in April 2009. From 2004 through 2008, Mr. Tanaka served as the Worldwide President of Biosense Webster, Inc. for Johnson & Johnson. Mr. Tanaka joined Johnson & Johnson as the U.S. President of Biosense Webster, Inc. in 1997. From 1992 to 1997, he served in a variety of senior management positions at Sorin Biomedical, Inc., including President and Chief Executive Officer. From 1989 to 1992, Mr. Tanaka served in Vice President roles with Shiley, a division of Pfizer Inc. Mr. Tanaka received a B.S. in Mechanical Engineering from Purdue University and an M.B.A. from Illinois Benedictine College.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors and its Committees

As required under The NASDAQ Stock Market LLC, or NASDAQ, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Volcano’s Board of Directors consults with Volcano’s counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Volcano, Volcano’s senior management and Volcano’s independent registered public accounting firm, the Board of Directors has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Coyle, Mr. Tanaka, Dr. Curran, Mr. Gallahue, Mr. Howe, Mr. Lukianov, Mr. Matricaria and Mr. Onopchenko. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with Volcano. Mr. Huennekens, Volcano’s President and Chief Executive Officer, is not an independent director by virtue of his employment with Volcano. All of the committees of Volcano’s Board of Directors are comprised entirely of directors determined by the Board of Directors to be independent within the meaning of the applicable NASDAQ listing standards.

Information Regarding the Board of Directors and its Committees

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. Each of these committees has a written charter approved by Volcano’s Board of Directors. The following table provides membership and meeting information for each director who served on our standing Board of Directors committees during fiscal year 2008:

	Audit		Compensation		Corporate Governance
Non-Employee Directors
Connie R. Curran, RN, Ed.D.(1)	X		X
Kieran T. Gallahue	X
Lesley H. Howe	X	*			X
Alexis V. Lukianov			X
Ronald A. Matricaria(2)			X	*	X
John Onopchenko					X	*

Employee Director
R. Scott Huennekens

Total meetings in fiscal year 2008	7		5		6

*	Committee Chairperson
(1)	In April 2009, Michael J. Coyle was appointed to the Board and appointed as a member of the Audit Committee, replacing Dr. Curran on the Audit Committee.
(2)	In April 2009, Roy T. Tanaka was appointed to the Board and appointed as a member of each of the Compensation Committee and Corporate Governance Committee, replacing Mr. Matricaria on each such committee.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Volcano.

Audit Committee

The Audit Committee of Volcano’s Board of Directors monitors and oversees Volcano’s corporate accounting and financial reporting processes and audits of Volcano’s financial statements. For this purpose, the Audit Committee performs several functions. In particular, the Audit Committee has the full power and authority to:

•	review and discuss with management and the independent registered public accounting firm Volcano’s annual audited consolidated financial statements;

•	review and discuss with management Current Reports on Form 8-K relating to financial and accounting matters, or as requested by the Board of Directors;

•	in consultation with management and the independent registered public accounting firm, consider the integrity of Volcano’s financial reporting processes and controls;

•	review with management and the independent registered public accounting firm any material financial reporting issues and judgments;

•	discuss with management and the independent registered public accounting firm any disagreements that may arise between them regarding financial reporting;

•	review and approve any “non-GAAP” financial disclosures (including but not limited to pro forma financial disclosures) prior to their release by Volcano;

•	review and discuss with management any off-balance sheet financing arrangements to which Volcano is a party;

•

discuss with the independent registered public accounting firm any material correcting adjustments that have been identified by the independent registered public accounting firm and made to Volcano’s consolidated financial statements to conform them to U.S. GAAP;

•	select, appoint, determine funding for, and oversee the independent registered public accounting firm for Volcano;

•	prior to the audit, review the independent registered public accounting firm’s audit plan;

•	evaluate the performance of the independent registered public accounting firm and, if so determined by the Audit Committee, replace the independent registered public accounting firm;

•	review and evaluate the lead partner of the independent registered public accounting firm’s team;

•

establish procedures for (a) the receipt, retention, and treatment of complaints received by Volcano regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of Volcano or any of its subsidiaries of concerns regarding questionable accounting or auditing matters; and

•

perform any other activities consistent with the Audit Committee’s charter, Volcano’s Certificate of Incorporation (as such may be amended or amended and restated from time to time), Volcano’s Bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

Three directors currently comprise the Audit Committee: Mr. Howe, Mr. Gallahue and Mr. Coyle. Mr. Howe serves as chairperson of the Audit Committee. The Audit Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of Volcano’s website at http://www.volcanocorp.com. Volcano’s Board of Directors has determined that all members of Volcano’s Audit Committee meet the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934 and NASDAQ listing standards with respect to audit committee members. Volcano’s Board of Directors has also determined that Mr. Howe qualifies as an “audit committee financial expert” within the meaning of SEC regulations and NASDAQ listing standards. In making this determination, our Board of Directors considered the nature and scope of experience Mr. Howe has had with reporting companies as a certified public accountant and his employment in the audit and accounting sector with KPMG Peat Marwick LLP.

Audit Committee Report(1)

For fiscal year 2008, the Audit Committee of the Board of Directors reviewed the quality and integrity of Volcano’s consolidated financial statements, its process and procedures for compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its independent registered public accounting firm and other significant financial matters.

The Audit Committee has reviewed and discussed with management and Ernst & Young LLP, Volcano’s independent registered public accounting firm, Volcano’s audited consolidated financial statements for the fiscal year ended December 31, 2008. The Audit Committee has discussed with Ernst & Young LLP, during the 2008 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Volcano. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that Volcano’s audited consolidated financial statements be included in Volcano’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and be filed with the U.S. Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee of the Board of Directors

Lesley H. Howe, Chair

Kieran T. Gallahue

Connie R. Curran, RN, Ed.D.

(1)	The material in this report (which is comprised of the three paragraphs preceding the names of each member of the Audit Committee) is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Volcano under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that Volcano specifically incorporates this report by reference in any such filing.

Compensation Committee

The Compensation Committee of Volcano’s Board of Directors evaluates and approves the compensation plans, policies and programs of Volcano that pertain to all employees, officers and members of the Board of Directors. Among other things, the Compensation Committee:

•	evaluates the compensation of the Chief Executive Officer, other executive officers and directors;

•

makes decisions with respect to the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, periodically evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and sets the Chief Executive Officer’s compensation level based upon such evaluations;

•	makes decisions for the Board of Directors with respect to the compensation of all officers of Volcano who are subject to Section 16 of the Exchange of 1934, as amended, and all directors of Volcano;

•

reviews and approves a compensation strategy to be applied by the Chief Executive Officer in determining base salary and incentives for all officers and employees of Volcano other than the executive officers;

•	reviews and approves equity compensation grants, including stock options, stock appreciation rights, phantom stock and restricted stock, for officers, directors and employees of Volcano;

•	produces an annual report on executive compensation for inclusion in Volcano’s proxy statement (and Annual Report on Form 10-K, as appropriate), in accordance with applicable rules and regulations;

•

evaluates its performance in fulfilling its duties and responsibilities under the Compensation Committee’s charter and, as it deems appropriate, reviews and reassesses the adequacy of its charter and recommends any proposed changes to the Board of Directors for approval; and

•	performs such other responsibilities as may be delegated by the Board of Directors.

Three directors currently comprise the Compensation Committee: Dr. Curran, Mr. Lukianov and Mr. Tanaka. As part of our periodic committee rotations, Dr. Curran was appointed to replace Mr. Matricaria as chairperson of the Compensation Committee, effective January 2009. All members of Volcano’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Compensation Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of Volcano’s website at http://www.volcanocorp.com.

For more information regarding the processes and procedures of the Compensation Committee, please see “Executive Compensation—Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2008, Volcano’s Compensation Committee was comprised of Dr. Curran, Mr. Matricaria, and Mr. Lukianov. None of the members of Volcano’s Compensation Committee has at any time been one of Volcano’s officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on Volcano’s Board of Directors or Compensation Committee.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in the Annual Report on Form 10-K for the year ended December 31, 2008 and this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in the Annual Report on Form 10-K for the year ended December 31, 2008 and this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Ronald A. Matricaria, Chair

Alexis V. Lukianov

Connie R. Curran, RN, Ed.D.

Corporate Governance Committee

The Corporate Governance Committee of Volcano’s Board of Directors is responsible for, among other things:

•	identifying individuals qualified to become members of the Board of Directors;

•	reviewing the qualifications of candidates and selecting the director nominees for each annual meeting of stockholders;

•	developing and recommending to the Board of Directors a set of corporate governance guidelines;

•	planning for and assisting in the transition of directors on and off the Board of Directors;

•	evaluating and reporting to the Board of Directors on the effectiveness of the Board of Directors and each committee of the Board of Directors;

•	reviewing with the Chief Executive Officer the succession plans relating to the officers of Volcano;

•	leading the Board of Directors in complying with its corporate governance guidelines;

•	reviewing the functions of the officers of Volcano;

•	reviewing the outside activities of the officers of Volcano as they pertain or relate to the officer’s service on behalf of Volcano; and

•	evaluating periodically Volcano’s employment practices, including equal employment opportunity in hiring and advancement.

Three directors currently comprise the Corporate Governance Committee: Mr. Onopchenko, Mr. Howe and Mr. Tanaka. Mr. Onopchenko serves as chairperson of the Corporate Governance Committee. All members of the Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Corporate Governance Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of Volcano’s website at http://www.volcanocorp.com.

(1)	The material in this report (which is comprised of the paragraph preceding the names of each member of the Compensation Committee) is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Volcano under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that Volcano specifically incorporates this report by reference in any such filing.

The Corporate Governance Committee is responsible for the recruitment of new Board of Directors members. With respect to the qualifications of potential members of the Board of Directors, the Corporate Governance Committee identifies the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board of Directors and utilizes such criteria in the Corporate Governance Committee’s selection of new director candidates. The Corporate Governance Committee also considers the desire for the Board of Directors to consist of individuals from varied educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. The Corporate Governance Committee conducts any appropriate and necessary inquiries into the background and qualifications of possible candidates, considers Volcano’s policy regarding the criteria for nomination to the Board of Directors and actively recruits qualified individuals to ensure Volcano’s compliance with all legal and regulatory requirements applicable to the corporate governance of Volcano. The Corporate Governance Committee then uses its network of contacts to identify potential candidates, for which purpose it may, if it deems appropriate, engage a professional search firm. To date, Volcano has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. The Corporate Governance Committee meets to discuss and consider such candidates qualifications. The Corporate Governance Committee conducts meetings with potential candidates being considered to serve as members of the Board of Directors and informs such candidates of the obligations and responsibilities of serving on the Board of Directors and each committee of the Board of Directors, and confirms the willingness of such candidates to accept such obligations and responsibilities. The Corporate Governance Committee selects, or recommends for the Board of Directors’ selection, director nominees for the Board of Directors and directors for each committee of the Board of Directors.

The Corporate Governance Committee will consider, but not necessarily recommend to the Board of Directors, director candidates recommended by stockholders. The Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation by certified mail only, c/o the Secretary, at the following address: Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130. Recommendations must be delivered no sooner than 120 days and no later than 90 days prior to the anniversary date of the preceding year’s annual meeting of stockholders. However, in the event that the date of the 2010 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2009 Annual Meeting of Stockholders, such recommendation will be timely if it is delivered not later than the last to occur of the close of business on (a) the 90th day prior to the 2010 Annual Meeting of Stockholders or (b) the 10th day following the day on which Volcano first makes a public announcement of the date of the 2010 Annual Meeting of Stockholders. Subject to the requirements set forth in Volcano’s bylaws, submissions must include the full name, age, business address and residence address of the proposed nominee, the principal occupation or employment of the proposed nominee, a description of any and all arrangements or understandings between the stockholder and the proposed nominee, and complete contact information with regard to the stockholder. To date, the Corporate Governance Committee has not received a recommended director nominee from a stockholder or stockholders holding more than 5% of Volcano’s voting stock.

Lead Independent Director

In November 2008 and February 2009, the other independent members of the Board appointed Mr. Matricaria as the lead independent director and Chairman of the Board, each effective as of January 1, 2009. As the Lead Director, Mr. Matricaria presides over executive sessions of the Board and works with our chief executive officer and the other members of the Board to establish the agenda for executive sessions of the independent directors.

Meetings of the Board of Directors

Volcano’s Board of Directors met nine times, and did not act by unanimous written consent, during 2008. All directors attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which each director served, held during the period for which each individual was a director or committee member, respectively. In 2008, Volcano’s independent directors met six times in regularly scheduled executive sessions at which only independent directors were present. Either Mr. Bergheim or Mr. Matricaria presided over the executive sessions.

Stockholder Communications with the Board of Directors

Volcano’s Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. Stockholders who wish to communicate with the Board of Directors or an individual director concerning Volcano may do so by sending written communications addressed to the Board of Directors, or an individual director, care of: Volcano Corporation at 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130. The envelope should indicate that it contains a stockholder communication. Each such communication will be forwarded to the director or directors to whom the communication was addressed.

Code of Business Conduct and Ethics

Volcano has adopted the Volcano Corporation Code of Business Conduct and Ethics applicable to all of Volcano’s officers, directors, employees and consultants, including its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available in the “Investor Relations-Governance” section of Volcano’s website at http://www.volcanocorp.com. If Volcano makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, Volcano will promptly disclose the nature of the amendment or waiver on its website, or as otherwise required by applicable law, rules or regulations.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as Volcano’s independent registered public accounting firm for Volcano’s fiscal year ending December 31, 2009, and the Board of Directors has directed management to submit the selection of Ernst & Young LLP as Volcano’s independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited Volcano’s consolidated financial statements since 2002. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Volcano’s bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Volcano’s independent registered public accounting firm. However, the Board of Directors, on behalf of the Audit Committee, is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Volcano and its stockholders.

Stockholder approval of this Proposal No. 2 requires a “For” vote from at least a majority of the shares represented and voting either in person or by proxy at the annual meeting on this Proposal No. 2 (which shares voting “For” also constitute at least a majority of the required quorum).

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

Independent Auditor Fee Information

The following table sets forth the aggregate fees charged to Volcano by Ernst & Young LLP for audit services rendered in connection with the audited consolidated financial statements and reports, stock offering-related fees, acquisition-related fees and for other services rendered, as well as all out-of-pocket costs incurred in connection with these services for fiscal 2008 and 2007 to Volcano and its subsidiaries:

	2008	2007
Audit fees	$1,240,000	$1,518,000
Audit-related fees	1,788,000	390,000
Tax fees	—	48,000

Total	$3,028,000	$1,956,000

Audit Fees. Fiscal 2008 and 2007 audit fees consist of fees billed for professional services rendered for the integrated audit of Volcano’s consolidated financial statements and its internal control over financial reporting, review of the interim condensed consolidated financial statements included in quarterly reports on Form 10-Q, SEC and other regulatory filings, and accounting consultations.

Audit-Related Fees. Fiscal 2008 and 2007 audit-related fees consist of fees for other audit-related professional services. Fiscal 2008 and 2007 fees include $1,784,000 and $387,000, respectively, of fees billed for professionals services rendered for accounting consultations and audits in connection with acquisitions.

Tax Fees. Fiscal 2007 tax fees consist of fees for professional services rendered for tax compliance, tax planning and tax advice.

All fees described above were pre-approved by the Audit Committee or the Audit Committee chairperson pursuant to the authority described below.

Pre-Approval Policies and Procedures

Volcano’s Audit Committee, or the Audit Committee chairperson, pre-approves all audit and permissible non-audit services provided by Ernst & Young LLP, Volcano’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engaging Ernst & Young LLP to render an audit or permissible non-audit service, the Audit Committee, or the Audit Committee chairperson, specifically approves the engagement of Ernst & Young LLP to render that service. The Audit Committee chairperson can pre-approve any services, provided, however, that the Audit Committee is advised immediately and, at its next scheduled meeting, the Audit Committee ratifies any services pre-approved by the Audit Committee chairperson. Accordingly, Volcano does not engage Ernst & Young LLP to render audit or permissible non-audit services pursuant to pre-approval policies and procedures or otherwise, unless the engagement to provide such services has been approved by Volcano’s Audit Committee, or the Audit Committee chairperson, in advance. Volcano’s Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence.

PROPOSAL NO. 3

APPROVAL OF AMENDED AND RESTATED 2005 EQUITY COMPENSATION PLAN

On April 30, 2009, our Board approved amendments to the Volcano Corporation 2005 Equity Compensation Plan, or the 2005 Plan, and the incorporation of such amendments into an Amended and Restated 2005 Equity Compensation Plan, or the 2005 Amended Plan, subject to approval by our stockholders. The 2005 Plan was originally adopted by the Board on October 12, 2005 and was originally approved by the stockholders on October 27, 2005. In addition to updating the 2005 Plan for clarity, ease of administration, and compliance with recent developments in applicable laws, we have amended the 2005 Plan to provide for, and submit for your consideration, the following key amendments as incorporated in the 2005 Amended Plan:

•

An increase in the number of shares of common stock that may be issued under the 2005 Amended Plan of 2,050,000 shares. These additional shares will increase the total shares of common stock reserved for issuance under the 2005 Amended Plan to an aggregate of 13,712,558 shares.

•

Implementation of a fungible reserve pool so that the number of shares of stock available for issuance under the 2005 Amended Plan will be reduced by (a) one (1) share for each share of stock issued pursuant to an option or a stock appreciation right; (b) for awards granted prior to the date of the 2009 Annual Meeting, one (1) share for each share of common stock issued pursuant to a restricted stock award, restricted stock unit award, performance stock award or other stock award; and (c) for awards granted on or after the date of the 2009 Annual Meeting, one and sixty-three hundredths (1.63) shares for each share of common stock issued pursuant to a restricted stock award, restricted stock unit award, performance stock award or other stock award.

•

Clarification of responsible share counting, so that shares subject to a stock award that are not delivered to a participant because (a) the award is exercised through a reduction of shares subject to the award (that is, “net exercised”) or through the participant’s tender to us of previously acquired shares (that is, “attestation”), (b) the appreciation distribution on the award is paid in shares of stock, or (c) we retain those shares to cover the participant’s tax withholding obligation, will not again become available for issuance under the 2005 Amended Plan.

•

An express statement that, without the approval of our stockholders within 12 months prior to such event, we will not have the authority to reduce the exercise price of any outstanding stock options and stock appreciation rights or to cancel any outstanding stock options and stock appreciation rights that have an exercise price or strike price greater than the then current fair market value of our common stock in exchange for the grant of other stock awards.

•

Increased flexibility to design equity and cash incentives that can satisfy the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, consistent with market expectations on pay for performance and tax deductibility of compensation. Toward that end, in any calendar year, no employee may be granted under the 2005 Amended Plan (i) options or stock appreciation rights covering more than 1,000,000 shares of our common stock, (ii) full value performance stock awards covering more than 1,600,000 shares of our common stock or (iii) performance cash awards with a value of more than $1,000,000.

•

Revision of the definition of “Change in Control” to provide that the events listed in the definition must actually occur – rather than a board determination that such events are about to occur, so as to avoid payments or benefits without the occurrence of an actual change in control.

In this Proposal No. 3, stockholders are requested to approve the 2005 Amended Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the adoption of the 2005 Amended Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Description of the Amended and Restated 2005 Equity Compensation Plan

The material features of the 2005 Amended Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the 2005 Amended Plan. Stockholders are urged to read the actual text of the 2005 Amended Plan in its entirety, which is appended to this proxy statement as Appendix A.

Purpose

The 2005 Amended Plan is critical to our ongoing effort to build stockholder value through attracting, retaining and motivating employees, directors and consultants. In recent years, we have encountered significant competition for high caliber talent and we believe we must be prepared to offer equity compensation packages that fall at the median of the packages offered by our peer group and larger competitors. Therefore, we are asking to amend our equity plan to provide for the shares necessary so that we can ensure that we have the most qualified, motivated employees possible to help us grow our business.

Traditionally, stock options have been the primary focus of our equity program. The potential value of stock options is realized only if our share price increases, and so stock options provide a strong incentive for individuals to work to grow our business and build stockholder value, and are most attractive to individuals who share our entrepreneurial spirit. We continue to believe that stock options are a vital part of our equity program. However, we recognize that we must responsibly manage the growth of our equity compensation programs, and therefore in the past few years we have been granting some full value awards to our employees, which generally require fewer shares per award to maintain the same economic potential for the award recipients.

Rather than simply ask for an increase in the share reserve of the existing 2005 Plan, we are asking you to approve an amended and restated plan that we believe includes policies and terms that represent the best corporate governance practices designed to protect our stockholders’ interests, including:

•

Stockholder approval is required for additional shares. The 2005 Amended Plan does not contain an annual “evergreen” provision. The 2005 Amended Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares.

•

No discount stock options or stock appreciation rights. All stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

•

Repricing requires stockholder approval. The 2005 Amended Plan prohibits the repricing of stock options and stock appreciation rights without prior stockholder approval within 12 months prior to such repricing.

•

Submission of 2005 Amended Plan amendments to stockholders. The 2005 Amended Plan requires stockholder approval for material amendments, including materially increasing the benefits accruing to participants; materially increasing the number of securities which may be issued; materially expanding the class of individuals eligible to participate; or materially extending the term of the plan.

In addition, in connection with updating the 2005 Amended Plan, as part of the process of reviewing current ideas on responsible corporate governance practices designed to protect our stockholders’ interests, our Board adopted a policy, effective for new employment, change of control or similar compensatory agreements or plans entered into on or after April 30, 2009, that the Company will not commit to paying an employee’s “golden parachute” taxes on any “parachute payments” arising from compensation that is payable to our employees in connection with a change in control of the Company (that is, excise taxes arising in connection with Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended).

Successor and Continuation of Prior Plans

The 2005 Amended Plan is intended as the successor and continuation of the 2000 Long Term Incentive Plan. We stopped granting stock awards under the 2000 Long Term Incentive Plan on October 27, 2005, the original effective date of the 2005 Plan.

Shares Available for Awards

If this Proposal No. 3 is approved, the total number of shares of our common stock reserved for issuance under the 2005 Amended Plan will be 13,712,558 shares. After forecasting our anticipated growth rate for the next few years, we believe that this amount of shares under the 2005 Amended Plan will be sufficient for at least two years of equity grant activity under our current compensation program. This reserve will provide us with a predictable amount of equity for attracting, retaining, and motivating employees as we continue to grow. We are a relatively young company that is growing rapidly, and we believe this number of shares is critical to build the world-class pool of talent necessary to create substantial stockholder value.

Under the 2005 Amended Plan, the number of shares of stock available for issuance will be reduced by (a) one (1) share for each share of stock issued pursuant to an option or a stock appreciation right; (b) for awards granted prior to the date of the 2009 Annual Meeting, one (1) share for each share of common stock issued pursuant to a restricted stock award, restricted stock unit award, performance stock award or other stock award; and (iii) for awards granted on or after the date of the 2009 Annual Meeting, one and sixty three hundredths (1.63) shares for each share of common stock issued pursuant to a restricted stock award, restricted stock unit award, performance stock award or other stock award.

If shares of common stock issued pursuant to a stock award are forfeited back to or repurchased by the Company because of the failure to meet a vesting condition, or if a stock award is settled in cash, then the shares of common stock not issued under such stock award, or forfeited to or repurchased by the Company, will revert to and again become available for issuance under the 2005 Amended Plan. Such returning shares will increase the number of shares available for issuance under the 2005 Amended Plan by one (1) share if they were issued pursuant to an option or stock appreciation right and by one and sixty three hundredths (1.63) shares if they were issued pursuant to any other award.

If any shares subject to a stock award are not delivered to a participant because the stock award is net exercised or because an appreciation distribution in respect of a stock appreciation right is paid in shares of common stock, the number of shares subject to the exercised or purchased portion of the stock award that are not delivered to the participant will not remain available for issuance under the 2005 Amended Plan. Also, any shares reacquired by us to satisfy a tax withholding obligation or as consideration for the exercise or purchase of a stock award (that is, the tender of previously owned shares) will not again become available for issuance.

Awards & Eligibility

Under the 2005 Amended Plan, we may grant stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-related awards, and performance awards that may be settled in cash, stock, or other property.

As of March 31, 2009, all of our approximately 906 employees, and all our directors and consultants are eligible to participate in the 2005 Amended Plan. However, incentive stock options may only be granted to our employees (including officers) and employees of our affiliates. Our employees (including officers), consultants and directors and employees (including officers) and consultants of our affiliates are eligible to receive all other types of awards under the 2005 Amended Plan. No awards were granted to consultants during the year ended December 31, 2008.

Administration

The 2005 Amended Plan is administered by our Board of Directors, which may in turn delegate authority to administer the plan to a committee. Our Board of Directors has delegated administration of the 2005 Amended Plan to our Compensation Committee. Subject to the terms of the 2005 Amended Plan, the Board of Directors and/or the Compensation Committee will determine award recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting and the exercise or purchase price.

Repricing

The 2005 Amended Plan expressly provides that, without the approval of the stockholders within 12 months prior to such event, we will not have the authority to reduce the exercise price of any outstanding stock options and stock appreciation rights or to cancel any outstanding stock options and stock appreciation rights that have an exercise price or strike price greater than the then current fair market value of the common stock in exchange for the grant of other stock awards.

Stock Options

Stock options will be granted pursuant to stock option agreements. Generally, the exercise price for an option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. Options granted under the 2005 Amended Plan will vest at the rate specified in the option agreement.

In general, the term of stock options granted under the 2005 Amended Plan may not exceed seven years. Unless the terms of an optionholder’s stock option agreement provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months after the date the service relationship ends. If an optionholder’s service relationship with us, or any affiliate of ours, ceases for any reason other than disability, death or cause, the optionholder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option. If an optionholder’s service relationship with us terminates for cause, the option will generally terminate immediately upon the date of such termination and may not be exercised after the date of termination or service. In no event may an option be exercised after its expiration date.

Acceptable forms of consideration for the purchase of our common stock issued under the 2005 Amended Plan may include cash, payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, common stock previously owned by the optionholder, payment through a net exercise feature, or other approved forms of legal consideration.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. However, to the extent permitted under the terms of the applicable stock option agreement, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Limitations

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as nonstatutory stock options. In addition, the maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2005 Amended Plan is 13,712,558 shares. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	the term of any incentive stock option award must not exceed five years from the date of grant.

In addition, no employee may be granted options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value on the date the stock award is granted under the 2005 Amended Plan covering more than 1,000,000 shares of our common stock in any calendar year.

Restricted Stock Awards

Restricted stock awards will be granted pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for the recipient’s services performed for us or an affiliate of ours. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture in accordance with the vesting schedule determined at the time of grant. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Restricted Stock Unit Awards

Restricted stock unit awards will be granted pursuant to restricted stock unit award agreements. Restricted stock unit awards will generally be settled by delivery of shares of our common stock, by cash, or by a combination of cash and stock. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule determined at grant. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Stock Appreciation Rights

Stock appreciation rights will be granted through a stock appreciation rights agreement. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. Stock appreciation rights will be subject to a vesting schedule determined at grant and will generally be settled in shares of our common stock, in cash or in a combination of the two. Unless the terms of an participant’s stock appreciation rights agreement provide for earlier or later termination, if a participant’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the participant, or his or her beneficiary, may exercise any vested stock appreciation right for up to 12 months after the date the service relationship ends. If a stock appreciation right recipient’s relationship with us, or any affiliate of ours, ceases for any reason other than disability, death or cause, the recipient may generally exercise any vested stock appreciation right up to three months from cessation of service. If a stock appreciation right recipient’s service relationship with us terminates for cause, the stock appreciation right will generally terminate immediately upon the date of such termination.

Performance Awards

The 2005 Amended Plan provides for the grant of performance stock awards and performance cash awards. Performance awards may be granted, vest or be exercised based upon the attainment during a specified period of specified performance goals. The length of any performance period, the performance goals to be achieved, and the measure of whether and to what degree such performance goals have been attained will generally be determined by our Compensation Committee. Performance goals will generally be established not later than 90 days into a performance period. As soon as administratively practicable following the end of the performance period, our Compensation Committee will certify (in writing) whether the performance goals have been satisfied. The maximum performance award that may be granted to any individual in a calendar year is 1,600,000 shares of our common stock with respect to performance stock awards, or and $1,000,000 with respect to performance cash awards.

Performance goals under the 2005 Amended Plan may be based on one or more of the following performance criteria: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder’s equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xiii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders’ equity; (xxvii) capital expenditures; (xxiii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) growth in assets or unit volume, (xxxiv) market penetration goals, (xxxv) geographic business expansion goals, and (xxxvi) achievement of specified acquisitions or divestitures, and (xxxvii) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

Other Stock Awards

Other forms of stock awards valued in whole or in part with reference to our common stock may be granted either alone or in addition to other stock awards under the 2005 Amended Plan. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule determined at grant.

Changes to Capital Structure

In the event of certain capitalization adjustments, the Board will appropriately adjust: (i) the class(es) and maximum number of securities subject to the 2005 Amended Plan, (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options, (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 162(m) limits, and (iv) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.

Corporate Transactions

In the event of certain significant corporate transactions, the Board has the discretion to take one or more of the following actions with respect to outstanding stock awards:

•	arrange for assumption, continuation, or substitution of a stock award by a surviving or acquiring entity (or its parent company);

•

arrange for the assignment of any reacquisition or repurchase rights applicable to any shares of common stock of the Company issued pursuant to a stock award to the surviving or acquiring corporation (or its parent company);

•	accelerate the vesting and exercisability of a stock award followed by the termination of the stock award;

•	arrange for the lapse of any reacquisition or repurchase rights applicable to any shares of common stock of the Company issued pursuant to a stock award;

•	cancel or arrange for the cancellation of a stock award, to the extent not vested or not exercised, in exchange for appropriate cash consideration; and

•

arrange for the surrender of a stock award in exchange for a payment equal to the excess of (a) the value of the property the holder of the stock award would have received upon the exercise of the stock award, over (b) any exercise price payable by such holder in connection with such exercise.

The Board need not take the same action for each stock award.

Change in Control

If a change in control occurs, and unless otherwise determined by the Board, the Company will provide each participant holding an outstanding award with written notice of such change in control, and as of immediately prior to the effective time of the change in control, all outstanding stock awards will automatically accelerate and become fully vested (and any repurchase rights thereon will immediately lapse in full) and exercisable (as applicable).

In addition, with respect to stock awards granted prior to the date of this 2009 Annual Meeting, if, upon a change in control, we are not the surviving corporation or survive only as a subsidiary of another corporation, each participant holding such an outstanding award will have the right to elect, within thirty (30) days after receiving notice of the pending transaction (or such longer period as needed under applicable law), one of the following two methods of treating all of his or her award: (1) all such awards that are (x) options or stock appreciation rights and that are not exercised prior to the closing of the transaction will be assumed by, or replaced with comparable options or stock appreciation rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation) in a manner that complies with Code Section 409A, and (y) restricted stock awards and restricted stock units will be converted into comparable full-value stock awards of the surviving corporation (or a parent or subsidiary of the surviving corporation); or (2) each such award will be surrendered in exchange for a payment, immediately prior to the effectiveness of the transaction, in cash or shares of stock (as elected by the Participant), that is equal to the fair market value of the shares underlying such award, less any exercise or strike price. To the extent the board determines that it is commercially unreasonable (e.g., due to cost or limitations under applicable laws) to provide for such an election, the participant will instead receive a cash payment in the amount calculated pursuant to alternative (2) above at the effective time of the transaction as his or her sole entitlement under this paragraph.

Plan Amendments & Termination

We may amend or terminate the 2005 Amended Plan at any time, although no amendment or termination of the plan may adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any further amendment to the 2005 Amended Plan as required by applicable law. The 2005 Amended Plan is set to expire on October 26, 2015.

U.S. Federal Income Tax Consequences

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2005 Amended Plan is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income, as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an nonstatutory stock option if the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionholder is employed by us or one of our affiliates, that income will be subject to withholding tax. The optionholder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionholder’s capital gain holding period for those shares will begin on that date. We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder.

Incentive Stock Options

The 2005 Amended Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. If the optionholder holds a share received on exercise of an incentive stock option for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionholder disposes of a share acquired on exercise of an incentive stock option before the end of the required holding period, which is referred to as a disqualifying disposition, the optionholder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionholder will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an incentive stock option exceeds the exercise price of that option generally will be an adjustment included in the optionholder’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionholder.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days after his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. We will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, we are required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. We will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.

Restricted Stock Units

Generally, no taxable income is recognized upon receipt of a restricted stock unit award. The participant will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. Generally, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued.

Section 162 Limitations

Compensation of persons who are “covered employees” of the Company is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thereby permitting us to claim the full federal tax deduction otherwise allowed for such compensation. The 2005 Amended Plan is intended to enable us to grant awards that will be exempt from the deduction limits of Section 162(m). Under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if (i) such awards are approved by a compensation committee composed solely of “outside directors,” (ii) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (iii) the per-employee limitation is approved by the stockholders, and (iv) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant. Compensation attributable to restricted stock, restricted stock units, performance awards and other stock-based awards will qualify as performance-based compensation, provided that (i) the award is approved by a compensation committee composed solely of “outside directors,” (ii) the award is granted, becomes vested or is settled, as applicable, only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) a committee of outside directors certifies in writing prior to the granting (or vesting or settlement) of the award that the performance goal has been satisfied, and (iv) prior to the granting (or vesting or settlement) of the award, the stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

2005 Equity Compensation Plan Benefits

Awards under the 2005 Amended Plan are discretionary. Accordingly, total awards that may be granted for the fiscal year ending December 31, 2009 under the 2005 Amended Plan are not determinable until the completion of the fiscal year. We cannot currently determine the benefits or number of shares subject to equity awards that may be granted in the future to executive officers, directors and employees under the 2005 Amended Plan.

However, the following table sets forth information about awards granted under the 2005 Plan during the year ended December 31, 2008 to our named executive officers, all current executive officers as a group (seven people), all current non-employee directors as a group (eight people) and all current non-executive employees and consultants (including all current officers who are not executive officers) as a group (approximately 267 people). On May 1, 2009, the last reported sales price of our common stock on NASDAQ was $12.67.

2005 Equity Compensation Plan

Name	Weighted Average Exercise Price of Stock Option Awards ($)	Number of Shares Subject to Stock Option Awards	Number of Shares Subject to Restricted Stock Units
R. Scott Huennekens	12.96	100,000	50,000
Chief Executive Officer and President

John T. Dahldorf	12.96	37,500	18,750
Chief Financial Officer and Secretary

Vincent J. Burgess	12.96	46,875	23,438
Group President, Advanced Imaging Systems

Michel E. Lussier	12.96	22,500	11,250
President of Volcano Europe and Clinical Scientific Affairs

Jorge J. Quinoy	12.96	33,750	16,875
Executive Vice President, Global Sales

John F. Sheridan	12.96	22,500	11,250
Executive Vice President of Research and Development and Operations

Executive Group	12.68	438,125	131,563

Non-Executive Director Group	13.16	56,000	—

Non-Executive Officer Employee Group	13.56	962,563	243,093

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Volcano’s equity compensation plans in effect as of December 31, 2008:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	6,320,806	$10.01	2,327,578	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	6,320,806	$10.01	2,327,578	(1)

(1)	Available for the grant of future rights under Volcano’s 2005 Equity Compensation Plan and 2007 Employee Stock Purchase Plan, or ESPP, as of December 31, 2008. The number of shares reserved under the 2007 ESPP will increase on January 1 of each year from 2010 to 2017 by an amount equal to the lesser of (a) 1.5% of the total number of our shares outstanding on December 31 of the preceding calendar year, or (b) 600,000 shares, unless otherwise determined by our Board of Directors. In November 2008, our Board of Directors voted to not increase the reserved number of shares under the 2007 ESPP for 2009 pursuant to the automatic increase provision.

Required Vote and Board of Directors Recommendation

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Our Board of Directors believes that approval of Proposal 3 is in our best interests and the best interests of our stockholders for the reasons stated above.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

EXECUTIVE OFFICERS

The names and business experience of Volcano’s executive officers who are not also a director of Volcano are set forth below, as of May 1, 2009:

Name	Age	Position
John T. Dahldorf	52	Chief Financial Officer and Secretary
Vincent J. Burgess	44	Group President, Advanced Imaging Systems
John F. Sheridan	53	Executive Vice President of Research and Development and Operations
Jorge J. Quinoy	54	Executive Vice President, Global Sales
Michel E. Lussier	52	President of Volcano Europe and Clinical and Scientific Affairs
David Sheehan	45	Executive Vice President

John T. Dahldorf

John T. Dahldorf has served as Volcano’s Chief Financial Officer and Secretary since July 2003. Mr. Dahldorf served as the Chief Financial Officer of Digirad Corporation from November 2001 to December 2002. From March 1999 to November 2001, Mr. Dahldorf served as the Finance Director of Arrow Electronics, Inc., a distributor of electronic components and computer products. Mr. Dahldorf holds a B.B. in Finance and an M.B.A. from Western Illinois University.

Vincent J. Burgess

Vincent J. Burgess was appointed Group President, Advanced Imaging Systems in January 2009 and served as Volcano’s Vice President of Business Development and Marketing from August 2002 to January 2009. From May 1994 to June 2002, Mr. Burgess served as Vice President of Sorrento Associates, Inc., which is the general partner of Sorrento Ventures, a venture capital firm. Mr. Burgess holds a B.S. in Business Administration from the University of Southern California and an M.B.A. from the University of California, Los Angeles.

John F. Sheridan

John F. Sheridan has served as Volcano’s Executive Vice President of Research and Development and Operations since November 2004. From May 2002 to May 2004, Mr. Sheridan served as Executive Vice President of Operations at CardioNet, Inc., a medical technology company. From March 1998 to May 2002, he served as Vice President of Operations at Digirad Corporation, a medical imaging company. Mr. Sheridan holds a B.S. in Chemistry from the University of West Florida and an M.B.A. from Boston University.

Jorge J. Quinoy

Jorge J. Quinoy has served as Volcano’s Executive Vice President, Global Sales, since December 2008. From July 2003 to December 2008, Mr. Quinoy served as Volcano’s Vice President of Global Sales. From August 2001 to July 2003, Mr. Quinoy served as Vice President of Sales for Jomed, Inc., a medical technology company. From January 2001 to August 2001, Mr. Quinoy served as Vice President of Sales for Altiva Corporation, a medical technology company. From 1999 to 2000, Mr. Quinoy served as Vice President of Sales for Medtronic AVE, Inc. Mr. Quinoy holds a B.S. in Public Relations and Marketing from the University of Florida.

Michel E. Lussier

Michel E. Lussier has served as President of Volcano Europe and Clinical and Scientific Affairs since July 2007 and has served as Managing Director of Volcano Europe since March 2006. From July 2002 to March 2006, Mr. Lussier served as Volcano’s Vice President, General Manager of Europe, Africa and Middle

East Operations. In February 2002, Mr. Lussier founded MedPole S.A./ N.V., a European distribution incubator for medical device start up companies located in Brussels. From October 1998 to January 2002, Mr. Lussier served as the Vice President and General Manager, Europe of Novoste Corp., a medical technology company. Mr. Lussier holds a B.S. in Electrical Engineering and an M.S. in Biomedical Engineering from the University of Montreal and an M.B.A. from INSEAD.

David M. Sheehan

David M. Sheehan has served as Executive Vice President since June 2008. Prior to joining Volcano, from April 2005 to May 2008 he was a consultant and Chief Executive Officer for various start-up companies including Petritech, Inc., a materials company and VOZ Sports, Inc., a communications company. From March 2002 to April 2005 he served as President and Chief Executive Officer of Digirad Corporation, a maker of cardiac imaging equipment and from September 2000 to March 2005, as President of Digirad Imaging Solutions, Inc., a wholly owned subsidiary of Digirad Corporation. From May 1999 to September 2000, Mr. Sheehan served as the President and Chief Executive Officer of Rapidcare.com, an e-healthcare company. From May 1997 to May 1999, Mr. Sheehan served as Vice President of Sales & Marketing for a division of Baxter Healthcare Corporation which provided cardiopulmonary services to hospitals. From July 1991 to May 1997, Mr. Sheehan worked at Haemonetics Corporation, a supplier of blood processing services and equipment, in various sales, marketing, and business development positions. Mr. Sheehan received a B.S. in mechanical engineering from Worcester Polytechnic Institute and an M.B.A. from the Tuck School of Business at Dartmouth College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of May 1, 2009, except as noted, by (i) each beneficial owner known by us to be the beneficial owner of 5% or more of the outstanding shares of our common stock, (ii) each of our named executive officers, (iii) each of our directors and nominees for directors and (iv) all of our executive officers and directors as a group.

This table is based upon information provided to us by our executive officers and directors and upon information about principal stockholders known to us based on Schedules 13G filed with the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of May 1, 2009 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each person listed in the table below is c/o Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130.

Each stockholder’s percentage ownership is based on 48,307,669 shares of our common stock outstanding as of May 1, 2009, adjusted as required by rules promulgated by the SEC.

	Beneficial Ownership
	Shares	Percent of Total
5% Stockholders:
Wellington Management Company, LLP(1)	6,638,775	13.7%
75 State Street Boston, MA 02109

Capital Research Global Investors(2)	4,321,830	8.9%
333 South Hope Street Los Angeles, CA 90071

Entities affiliated with Domain Partners V, L.P.(3)	3,651,334	7.6%
One Palmer Square, Suite 515 Princeton, NJ 08542

Entities affiliated with Next Century Growth Investors, LLC(4)	3,375,819	7.0%
5500 Wayzata Blvd., Suite 1275 Minneapolis, MN 55416

Entities affiliated with Waddell & Reed Financial, Inc.(5)	2,827,913	5.9%
6300 Lamar Avenue Shawnee Mission, KS 66201

SMALLCAP World Fund, Inc.(6)	2,650,146	5.5%
333 South Hope Street Los Angeles, CA 90071

Directors and Named Executive Officers:

Connie R. Curran, RN, Ed.D.(7)	37,000	*
Kieran T. Gallahue(8)	35,333	*
Lesley H. Howe(9)	46,142	*
Alexis V. Lukianov(10)	39,316	*

Ronald A. Matricaria(11)	110,181	*
John Onopchenko(12)	36,000	*
Michael J. Coyle(13)	21,333	*
Roy T. Tanaka(14)	21,333	*
R. Scott Huennekens(15)	912,984	1.9%
John T. Dahldorf(16)	264,590	*
Vincent J. Burgess(17)	310,480	*
John F. Sheridan(18)	293,260	*
Jorge J. Quinoy(19)	213,043	*
Michel E. Lussier(20)	214,493	*
All directors and executive officers as a group (15 persons)(21)	2,748,677	5.4%

*	Indicates ownership of less than 1% of the outstanding shares of our common stock.

(1)	Based solely upon a Schedule 13G/A filed with the SEC on February 17, 2009 by Wellington Management Company, LLP, or Wellington Management, reporting beneficial ownership as of December 31, 2008. According to the Schedule 13G/A, Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 6,638,775 shares of our common stock which are held of record by clients of Wellington Management. The Schedule 13G/A notes that such clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, our common stock. Wellington Management shares voting power over 5,891,823 shares of our common stock and shares dispositive power over 6,604,275 shares of our common stock. The Schedule 13G/A provides information only as of December 31, 2008 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2008 and May 1, 2009.
(2)	Based solely upon a Schedule 13G/A filed with the SEC on February 17, 2009 by Capital Research Global Investors, a division of Capital Research and Management Company, or CRMC, reporting beneficial ownership as of December 31, 2008. According to the Schedule 13G/A, Capital Research Global Investors has sole voting and dispositive power over 4,321,830 shares of our common stock as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research Global Investors disclaims beneficial ownership pursuant to Rule 13d-4. The Schedule 13G/A provides information only as of December 31, 2008 and, consequently, the beneficial ownership of the above-mentioned reporting persons may have changed between December 31, 2008 and May 1, 2009.
(3)	Based solely upon a Schedule 13G/A filed with the SEC on February 6, 2009 by Domain Partners V, L.P., on behalf of itself, DP V Associates, L.P., Domain Partners IV, L.P., DP IV Associates, L.P. and Domain Associates, L.L.C., reporting beneficial ownership as of December 31, 2008. According to the Schedule 13G/A, Domain Partners V, L.P. has sole voting and dispositive power over 2,070,058 shares of our common stock, DP V Associates, L.P. has sole voting and dispositive power over 48,900 shares of our common stock, Domain Partners IV, L.P. has sole voting and dispositive power over 1,461,642 shares of our common stock, DP IV Associates, L.P. has sole voting and dispositive power over 11,563 shares of our common stock and Domain Associates, L.L.C. has sole voting and dispositive power over 59,171 shares of our common stock. One Palmer Square Associates V, L.L.C. is the general partner of Domain Partners V, L.P. and DP V Associates, L.P. and One Palmer Square Associates IV, L.L.C. is the general partner of Domain Partners IV, L.P. and DP IV Associates, L.P. The Schedule 13G/A provides information only as of December 31, 2008 and, consequently, the beneficial ownership of the above-mentioned reporting persons may have changed between December 31, 2008 and May 1, 2009.
(4)

Based solely upon a Schedule 13G/A filed with the SEC on February 13, 2009 by Next Century Growth Investors, LLC, or Next Century, on behalf of itself, Thomas L. Press and Donald M. Longlet, reporting beneficial ownership as of December 31, 2008. According to the Schedule 13G/A, each of the following shares voting and dispositive power over 3,375,819 shares of our common stock: (i) Next Century, a registered investment adviser, by virtue of its investment discretion and/or voting power over client securities, which may be revoked, (ii) Mr. Press, who serves as Director, Chairman and Chief Executive Officer of Next Century and (iii) Mr. Longlet, who serves as Director and President of Next Century. Such shares of common stock are held in investment advisory accounts of Next Century. Mr. Press owns in excess of 25% of Next Century and is a controlling person of Next Century. Each of Next Century and Messrs. Press and Longlet disclaim beneficial ownership of the shares except to the extent of each of their respective pecuniary interest therein. The Schedule 13G/A provides information only as of December 31, 2008 and, consequently, the beneficial ownership of the above-mentioned reporting persons may have changed between December 31, 2008 and May 1, 2009.

(5)	Based solely upon a Schedule 13G/A filed with the SEC on February 4, 2009 by Waddell & Reed Financial, Inc., or WDR, on behalf of itself, Ivy Investment Management Company, or IICO; Waddell & Reed Investment Management Company, or WRIMCO; Waddell & Reed, Inc., or WRI; and Waddell & Reed Financial Services, Inc., or WRFSI, reporting beneficial ownership as of December 31, 2008. According to the Schedule 13G/A, IICO has direct sole voting and dispositive power over 670,713 shares of our common stock, WRIMCO has direct sole voting and dispositive power over 2,157,200 shares of our common stock, WRI has indirect sole voting and dispositive power over 2,157,200 shares of our common stock, WRFSI has indirect sole voting and dispositive power over 2,157,200 shares of our common stock and WDR has indirect sole voting and dispositive power over 2,827,913 shares of our common stock. IICO is an investment advisory subsidiary of WDR. WRIMCO is an investment advisory subsidiary of WRI, which is a broker-dealer and underwriting subsidiary of WRFSI, which is a parent holding company and subsidiary of WDR, a publicly traded company. The clients of IICO and WRIMCO, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive dividends from, as well as the proceeds from the sale of, such securities. The Schedule 13G/A notes that investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients, and investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power, but that any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Accordingly, IICO and/or WRIMCO may be deemed the beneficial owner of such securities. The Schedule 13G/A provides information only as of December 31, 2008 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2008 and May 1, 2009.
(6)	Based solely upon a Schedule 13G filed with the SEC on February 17, 2009 by SMALLCAP World Fund, Inc., or SMALLCAP, reporting beneficial ownership as of December 31, 2008. According to the Schedule 13G, SMALLCAP has sole voting power over 2,650,146 shares of our common stock. SMALLCAP, an investment company registered under the Investment Company Act of 1940, is advised by Capital Research and Management Company, or CRMC. CRMC manages equity assets for various investment companies through two divisions, Capital Research Global Investors and Capital World Investors. These divisions generally function separately from each other with respect to investment research activities and they make investment decisions and proxy voting decisions for the investment companies on a separate basis. Under certain circumstances, SMALLCAP may exercise voting power with respect to the shares held by it. The Schedule 13G provides information only as of December 31, 2008 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2008 and May 1, 2009.
(7)	Includes 36,000 shares of our common stock that Dr. Curran has the right to acquire pursuant to options exercisable within 60 days of May 1, 2009.
(8)	Includes 35,333 shares of our common stock that Mr. Gallahue has the right to acquire pursuant to options exercisable within 60 days of May 1, 2009.
(9)	Includes 34,181 shares of our common stock that Mr. Howe has the right to acquire pursuant to options exercisable within 60 days of May 1, 2009.
(10)	Includes 32,666 shares of our common stock that Mr. Lukianov has the right to acquire pursuant to options exercisable within 60 days of May 1, 2009.
(11)	Includes 50,181 shares of our common stock that Mr. Matricaria has the right to acquire pursuant to options exercisable within 60 days of May 1, 2009.
(12)	Includes 36,000 shares of our common stock that Mr. Onopchenko has the right to acquire pursuant to options exercisable within 60 days of May 1, 2009.

(13)	Includes 21,333 shares of our common stock that Mr. Coyle has the right to acquire pursuant to options exercisable within 60 days of May 1, 2009.
(14)	Includes 21,333 shares of our common stock that Mr. Tanaka has the right to acquire pursuant to options exercisable within 60 days of May 1, 2009.
(15)	Includes 892,984 shares of our common stock that Mr. Huennekens has the right to acquire pursuant to options exercisable within 60 days of May 1, 2009.
(16)	Includes 259,797 shares of our common stock that Mr. Dahldorf has the right to acquire pursuant to options exercisable within 60 days of May 1, 2009.
(17)	Includes 188,238 shares of our common stock that Mr. Burgess has the right to acquire pursuant to options exercisable within 60 days of May 1, 2009.
(18)	Includes 289,484 shares of our common stock that Mr. Sheridan has the right to acquire pursuant to options exercisable within 60 days of May 1, 2009.
(19)	Includes 197,878 shares of our common stock that Mr. Quinoy has the right to acquire pursuant to options exercisable within 60 days of May 1, 2009.
(20)	Includes 211,680 shares of our common stock that Mr. Lussier has the right to acquire pursuant to options exercisable within 60 days of May 1, 2009.
(21)	Includes an aggregate of 193,189 shares beneficially owned by an executive officer that is not a named executive officer, including options held by such executive officer to purchase an aggregate of 192,500 shares of our common stock within 60 days of May 1, 2009. For purposes of determining the number of shares beneficially owned by directors and executive officers as a group, any shares beneficially owned by more than one director or officer are counted only once.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Volcano’s directors, executive officers and holders of more than 10% of a registered class of Volcano equity securities to file reports with the SEC regarding their ownership and changes in ownership of Volcano stock. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Volcano with copies of all Section 16(a) forms they file.

To Volcano’s knowledge, based solely on a review of the copies of such reports furnished to Volcano and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that a Form 4 for Mr. Bergheim, a former director who resigned effective January 1, 2009, to reflect a distribution-in-kind of common stock in April 2008 from each of two entities affiliated with Mr. Bergheim, was filed late on July 28, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the material principles underlying our overall executive compensation policies and practices and our decisions regarding executive compensation during 2008, as well as the most important factors relevant to an analysis of these policies, practices and decisions. Our Compensation Discussion and Analysis provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers (as described in the section entitled “Summary Compensation Table” below) and places in perspective the data presented in the tables and other quantitative information that follows this section.

General Philosophy

The compensation of our named executive officers is designed to provide a competitive mix of compensation elements, to attract, as needed, individuals with the skills necessary for us to achieve our business plan and team goals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations. Our executive officers’ compensation for 2008 has three primary components—salary, a cash incentive bonus or, with respect to Jorge J. Quinoy, our Executive Vice President, Global Sales, a sales commission plan for 2008, and Long-Term Incentive Compensation. In addition, we provide our executive officers with benefits that are generally available to our salaried employees.

Our executive officers’ total compensation is determined based on the performance of the company, including annual revenue growth, performance to plan and execution of individual, team and corporate-wide strategic initiatives. Base salaries are typically determined at the beginning of the fiscal year. The Compensation Committee establishes the base salary of each of our executive officers at a level it believes enables us to hire and retain highly qualified individuals and rewards satisfactory individual performance and a satisfactory level of contribution to the respective individuals’ team goals and our overall business goals. The Compensation Committee’s assessment of the company’s and individuals’ performance in the previous fiscal year also impacts base salary decisions for the following year. The Compensation Committee also reviews and takes into account the base salaries paid by other comparable publicly traded companies—companies with which we believe we compete for talent. These “peer group” companies, which are described in the section entitled “Compensation Committee Processes and Procedures” below, are comprised of representative medical device and medical equipment and supply companies similar to Volcano based on market capitalization and revenues. The Compensation Committee designed the cash incentive bonuses to focus our executive officers on achieving key operational and/or financial objectives within a yearly time horizon. We use stock-based awards to reward long-term performance; these stock-based awards are intended to produce significant value for each executive officer if our performance is outstanding and if the executive officer has an extended tenure with us.

We designed the cash incentive bonuses to focus our executive officers on achieving key operational and/or financial objectives, which we refer to as our “key factors of success”, within a yearly time horizon. In the first quarter of each fiscal year, our management establishes a pool for cash bonuses in conjunction with the preparation of its annual operating budget. The pool is presented to, and, subject to its review and revision, approved by, the Board of Directors. The key factors for success are established and then presented to the Compensation Committee by management for review and revision, and then submitted to the full Board of Directors for approval. Cash bonus awards are tied to our executives’ contributions to the achievement of the key factors for success and the bonus pool may be adjusted upward or downward based on variances between actual performance and the annual operating budget established and approved by the Board of Directors in the first quarter of each year. Any such change in the cash bonus pool is approved by the Board of Directors. Actual bonuses are based on the Compensation Committee’s assessment after the end of the fiscal year of the extent to which our executives contributed to achieving our key factors for success for the year.

Evolution of Our Compensation Strategy

Our compensation strategy is necessarily tied to our stage of development. Accordingly, the specific direction, emphasis and components of our executive officer compensation program continue to evolve in parallel with the evolution of our business strategy. For example, as described below, in February 2008, as part of our annual equity compensation grant process, the Compensation Committee determined that restricted stock units, or RSUs, would be granted to certain of our key employees, in addition to stock option grants. Our Compensation Discussion and Analysis reflects these, and will in the future reflect other, evolutionary changes to our executive compensation structure, as applicable.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and Vice President, Global Human Resources. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Volcano, as well as authority to obtain, at the expense of Volcano, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee retained the services of DolmatConnell & Partners as independent compensation consultants since January 2007. As part of its engagement, DolmatConnell & Partners assists the Compensation Committee in:

•	evaluating the efficacy of Volcano’s existing compensation strategy and practices in supporting and reinforcing Volcano’s long-term strategic goals; and

•	refining Volcano’s compensation strategy and developing and implementing an executive compensation program to execute that strategy.

At the request of the Compensation Committee, DolmatConnell & Partners conducted individual interviews with members of the Compensation Committee and senior management to learn more about Volcano’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which Volcano competes. In January 2007 and August 2007, DolmatConnell & Partners reviewed the competitiveness and structure of our executive officers’ and Board of Directors’ compensation programs to ensure that the levels of compensation were appropriately positioned to attract and retain senior management and non-employee directors. In February 2008, the Compensation Committee retained DolmatConnell & Partners to review the competitiveness and structure of our Long-Term Incentive Compensation. In January 2007, DolmatConnell & Partners was also requested by the Compensation Committee to develop a peer group of companies as a representative medical device and medical equipment and supplies industry group similar to Volcano based on market capitalization and revenues, and to perform analyses of competitive performance and compensation levels for that peer group. In particular, companies were selected based on the most recent four quarters revenue range of approximately $75 million to $300 million, and status as a U.S.-based non-subsidiary, publicly traded company in the medical device and medical equipment and supplies industry group. The peer group developed by DolmatConnell & Partners in January 2007, which was used as a primary means of comparing 2008 executive compensation, was comprised of the following 20 companies:

AngioDynamics, Inc.	Aspect Medical Systems, Inc.	Atrion Corp.

Cardiac Science Corp.	Cholestech Corporation	CryoLife, Inc.

Cyberonics, Inc.	Digirad Corporation	ev3, Inc.

FoxHollow Technologies, Inc.	ICU Medical, Inc.	I-Flow Corp.

Kensey Nash Corporation	LifeCell Corp.	Merit Medical Systems, Inc.

NuVasive, Inc.	Possis Medical, Inc.	SonoSite, Inc.

Thoratec Corp.	United Therapeutics Corp.

The Compensation Committee periodically reassesses the previously developed peer group in order to ascertain whether any changes to the companies are appropriate for inclusion in the peer group. In February 2008 and in February 2009, in consultation with DolmatConnell & Partners, the Compensation Committee revised our list of peer group companies, to reflect subsequent changes in the industry and to ensure that the list provides a current and useful comparison of peer group companies.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 2007, the Compensation Committee formed a Stock Option Committee, currently composed of R. Scott Huennekens, our President and Chief Executive Officer, and John T. Dahldorf, our Chief Financial Officer, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options and other equity-based awards to employees who are not executive officers of Volcano. The purpose of this delegation of authority is to enhance the flexibility of administration within Volcano and to facilitate the timely grant of equity-based awards to non-executive officer employees, particularly new employees, within specified limits approved by Volcano’s Board of Directors or Compensation Committee.

Historically, the Compensation Committee has generally made adjustments to annual compensation, determined bonus and equity-based awards and reviewed, subject to the approval of the full Board of Directors, new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of Volcano’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process is comprised of two related elements: the determination of compensation levels and the approval of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation consistent with the provisions of his employment agreement, as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other comparative companies identified by the consultant. This review by the Compensation Committee occurred in August 2007, February 2008 and February 2009.

Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also our President and Chief Executive Officer and our Chief Financial Officer. For compensation decisions, including decisions regarding the grant of equity compensation relating to executive officers (other than our President and Chief Executive Officer), the Compensation Committee typically considers the recommendations of our President and Chief Executive Officer, and our President and Chief Executive Officer participates in our Compensation Committee’s deliberations with respect to the compensation of other executive officers. Our President and Chief Executive Officer did not participate in the determination of his own compensation, nor did he participate in deliberations with respect to his compensation in 2008.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2008 are described in greater detail below.

Role of Our Compensation Committee in Setting Executive Officer Compensation

The Compensation Committee has overall responsibility in reviewing, evaluating, approving, administering and interpreting our executive compensation and benefit policies, programs and plans, including our equity compensation plans. Our Compensation Committee has the full power and authority to, among other things, evaluate our President and Chief Executive Officer, other executive officers and directors, make decisions with respect to corporate goals and objectives relevant to our President and Chief Executive Officer’s compensation, make decisions with respect to the compensation of all of our other executive officers and review and approve for each executive officer:

•	the annual base salary level;

•	the annual incentive opportunity level;

•	long-term incentive opportunity level;

•	commission level, if applicable;

•	employment agreements, severance agreements and change in control provisions/agreements; and

•	any special or supplemental benefits.

Our Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Three directors currently comprise the Compensation Committee: Dr. Curran, Mr. Matricaria and Mr. Lukianov. Dr. Curran currently serves as chairperson of the Compensation Committee. All members of Volcano’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards).

Components of Our Executive Officer Compensation

Our executive officer compensation program for 2008 consists of three principal components: base salary, annual cash bonuses, and, with respect to Jorge J. Quinoy, a sales commission plan for 2008, and Long-Term Incentive Compensation. The Compensation Committee views the three components of our executive officer compensation as related but distinct. Although the Compensation Committee does review total compensation, the Compensation Committee does not believe that increases or decreases in the value of stock-based equity awards previously granted should significantly impact the determination of current levels of cash or equity based compensation. The Compensation Committee determines the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance and other information it deems relevant. The Compensation Committee believes that stock-based awards, such as stock options and RSUs are the primary motivator in attracting and retaining executives, and that salary and cash incentive bonuses are secondary considerations. Except as described below, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the small size of our executive team and the need to tailor each executive officer’s compensation package to attract and retain that executive officer.

Base Salaries

R. Scott Huennekens, our President and Chief Executive Officer, and John T. Dahldorf, our Chief Financial Officer, each entered into an employment agreement with us in February 2006 that provides for an initial base salary, subject to annual increases determined by the Board of Directors or the Compensation Committee. The employment agreements for each of Messrs. Huennekens and Dahldorf were subsequently amended in February 2008 to clarify the manner in which the respective agreements comply with recent changes to applicable tax laws and to reflect their respective current rate of base salary and target bonus in 2008. Jorge J. Quinoy entered into an employment agreement with us in December 2008 that reflects his current rate of base salary, subject to annual increases determined by the Board of Directors or the Compensation Committee. We entered into this new employment agreement with Mr. Quinoy to provide a compensation package that rewards his individual performance, achievement of the company’s goals and to remain competitive with peer companies within our industry. Michel E. Lussier entered into a Managing Director Agreement with us in March 2006 that provides for an initial base salary, subject to appropriate review. For all other executives, employment is “at-will” and the terms of employment are specified in formal offer letters which are extended to all executives prior to the commencement of employment.

In determining the 2008 base salaries for each named executive officer, our Compensation Committee aimed to set the base salaries at the competitive levels described below, and, with respect to annual increases, to provide increases that are linked to individual performance and benchmarked relative to the peer group companies and the market survey reviewed by our Compensation Committee. Generally, executive salaries are retroactively adjusted effective January 1st of each year.

In August 2007 and February 2008, the Compensation Committee reviewed whether our named executive officer base salary levels were generally competitive and appropriate, and determined that the base salary levels of our named executive officers should be increased to remain competitive with peer group company and industry market conditions as well as to provide for a merit increase to reflect individual performance in 2007. In establishing our executive officers’ base salaries, the Compensation Committee also reviewed each named executive officers’ then current salary, salary history, past experience and achievement of individual, team and company goals, changes in functional responsibilities and duties during the year, as well as general economic factors. In addition, the base salaries of our named executive officers were determined, in part, based on market data from DolmatConnell & Partners compiled from our peer group. The Compensation Committee uses a market composite prepared by DolmatConnell & Partners to evaluate the competitiveness of total compensation provided to our executive officers. Generally, the Compensation Committee targets between the 25th and 50th percentile of our peer group companies in establishing the base salaries of our executive officers, such that total cash compensation, including annual cash bonuses, is approximately at the 50th percentile of our peer group companies. For 2008, except as described below, the Compensation Committee approved annual merit increases to our named executive officers of approximately 3%, which is comparable to annual merit increases of approximately 4% at comparable companies, based on our review of market data.

Following the review described above, in February 2008, our Compensation Committee approved annual merit increases to the base salary for Messrs. Dahldorf, Burgess, Lussier, Quinoy and Sheridan by approximately 3%, 17%, 3%, 4% and 3%, respectively, from their 2007 base salaries. Mr. Burgess’ base salary increase in 2008 was larger than increases to the other named executive officers, based on the Compensation Committee’s consideration of his individual performance in 2007 and its determination that in order to retain Mr. Burgess, he would need to be compensated at a comparable base salary level as our other vice-president level officers and officers at our peer group companies with comparable responsibilities. Effective in December 2008, in connection with the terms of the employment agreement we negotiated with Mr. Quinoy, Mr. Quinoy’s base salary for 2008 was further increased to $300,000, reflecting a total increase of 20% from his 2007 base salary, based on the Compensation Committee’s consideration of his individual performance in 2007, a promotion to Executive Vice President, Global Sales, and its determination that it was necessary in order to retain Mr. Quinoy. In determining Mr. Lussier’s base salary, the Compensation Committee took into consideration the base salaries paid to executives serving in comparable positions in comparable companies in Europe. In 2008, the base salary for Mr. Lussier, President of Volcano Europe and Clinical and Scientific Affairs, was set at $386,778, which reflects the conversion of Mr. Lussier’s salary from Euros at the average exchange rate for 2008.

The Compensation Committee met in an executive session, during which no officers were present, to review and approve Mr. Huennekens’ annual merit increase for 2008. Mr. Huennekens’ base salary for 2008 was increased by approximately 11%, which reflects the Compensation Committee’s evaluation of Mr. Huenneken’s performance in the previous year and review of base salaries paid to comparable officers at our peer group companies.

The 2008 base salaries actual earned, in dollars, as compared to the 2007 base salaries in dollars, for our named executive officers, is as follows:

Executive Officer	2008 Base Salary		Percentage Increase from 2007 Base Salary
R. Scott Huennekens	$400,000		11%
John T. Dahldorf	$265,000		3%
Vincent J. Burgess	$265,000		17%
Michel E. Lussier	$395,743		2	%(1)
Jorge J. Quinoy	$260,115	(2)	4%
John F. Sheridan	$245,000		3%

(1)	Percentage increase from 2007 base salary reflects the increase in salary measured in Euros.
(2)	In February 2008, the Compensation Committee approved an increase of approximately 3% to Mr. Quinoy’s annual base salary to $257,500, effective January 1, 2008. Subsequently, Mr. Quinoy entered into an employment agreement with us, effective December 10, 2008, which reflected his updated annual base salary of $300,000, which was prorated for the remaining year. The amount in the table above reflects the base salary that Mr. Quinoy actually earned in 2008, which represents an increase of approximately 4% to Mr. Quinoy’s 2007 annual base salary.

In February 2009, the Compensation Committee followed a similar process as in August 2007 and February 2008 to determine whether our named executive officer base salary levels were generally competitive and appropriate, and, after reviewing the peer group data compiled by DolmatConnell & Partners, as updated in February 2009, and, in consultation with Mr. Huennekens and Mr. Dahldorf (with respect to other named executive officers) with regards to individual performance, determined that the base salary levels of our named executive officers should be increased to remain competitive with peer group company and industry market conditions as well as to provide for a merit increase to reflect individual performance in 2008.

Annual Cash Bonuses

Annual cash bonuses are designed to align our executive officers’ pay with overall company financial performance and provide a reward based on the achievement of, or contributions to, specifically identified corporate and individual performance objectives. At the beginning of each year, the Compensation Committee and Board of Directors establish performance objectives intended to reflect company achievements that are significant and critical value drivers and that they believe can reasonably be achieved in the applicable bonus year. As described below, for 2008, in lieu of an annual cash bonus, Mr. Quinoy is eligible to receive sales commissions, pursuant to his sales commission plan.

Key Factors for Success

In February 2008, Mr. Huennekens and other officers of the Company established the goals and objectives for 2008, which we refer to as the key factors for success. In establishing the key factors for success, our executive management met with department heads to determine stretch targets for each department to be included in the company’s operating plan for 2008, considered macroeconomic factors and trends and discussed other matters that would contribute positively to the company’s business and growth. Actual cash incentive bonuses awarded to our executive officers for 2008 are based on the Compensation Committee’s assessment after the end of the fiscal year of the extent we achieved our annual key factors for success, which include company-wide and departmental or functional area goals and objectives, as well as individual performance contributing to the achievement of such goals and objectives. In February 2008, Mr. Huennekens presented to the Compensation Committee for its review and revision, and the Board of Directors for its approval, these key factors for success, which consist of:

•	achievement of annual revenue, cost and gross margin and operating income targets;

•	timely and successful release of new products and product enhancements;

•	establishment and successful integration of strategic partnerships, collaborations and acquisitions;

•	facilitation of ongoing clinical activities and regulatory approvals;

•	implementation and effectiveness of product and market expansion strategies;

•	achievement of direct sales force strategy, focus and expansion in Japan, Europe, the United States and other key markets; and

•	maintenance of positive corporate culture, retention and hiring and improving patient care.

As compared to 2007, the key factors for success in 2008 reflect performance objectives that the Compensation Committee and Board of Directors believed would have a positive impact on future company performance and would reasonably be achieved in 2008, including achieving financial objectives per budget, preparing for new product launches and meeting product development timelines, expanding market share of existing businesses and driving market growth in current markets, integrating CardioSpectra, Inc. and its Optical Coherence Tomography (OCT) product line and technology into existing Volcano products, executing expansion strategies in key domestic and international markets and maintaining Volcano’s positive corporate culture and improving patient care. In February 2008, the key factors for success for 2008 were approved by our Board of Directors in conjunction with the approval of our 2008 annual operating budget. The annual operating budget includes a discretionary bonus pool from which executive, director and management level bonuses are paid. The bonus pool was established based on a percentage increase over the prior year and based on growth in revenue. In February 2009, the Compensation Committee reviewed with our management the extent to which each of the 2008 key factors for success had been achieved, and the contributions of our executives to such achievement. We do not assign specific weights to the key factors for success and, instead, the Compensation Committee determines each eligible individual’s annual cash incentive bonus based on a quantitative and qualitative review of each key factor for success, including individual performance in achieving such goals and objectives.

The Compensation Committee in February 2009 determined that Volcano had met or exceeded the 2008 key factors for success approved by the Board of Directors, with the exception of a delay to the development and regulatory approval timeline for a product line, and an increase in related commercialization costs. In particular, the Compensation Committee weighted as highly significant achieving our annual revenue, gross margin and operating income targets, successfully introducing planned key products and making significant improvements to existing products, successfully completing the Novelis Inc., Axsun Technologies, Inc., and Impact Medical Technologies, LLC strategic acquisitions, achieving clinical studies enrollment targets and clinical study publication efforts, achieving strategic expansion initiatives and successfully executing our sales force strategy, including expansion in key markets. The Compensation Committee also took into account improvements in our organizational development, including integration of key hires, and other initiatives to position the company for success in 2008 and beyond.

Individual Cash Bonus Determinations

Annual cash incentive bonuses for Mr. Huennekens and Mr. Dahldorf are established as part of their respective individual employment agreements, each of which were entered into in February 2006 and amended in

February 2008. For 2008, the target cash incentive bonus amount provided for each of Mr. Huennekens and Mr. Dahldorf were as follows:

•	R. Scott Huennekens, President and Chief Executive Officer: 100% of base salary

•	John T. Dahldorf, Chief Financial Officer and Secretary: 40% of base salary

For 2008, Mr. Huennekens and Mr. Dahldorf earned an annual base salary of $400,000 and $265,000, respectively. Each of their employment agreements provide that these target cash incentive bonus percentages shall be reviewed annually by our Board of Directors or the Compensation Committee and, in its sole discretion, may be adjusted upward. Mr. Huenneken’s target cash incentive bonus was set at 100% of base salary for 2008, reflecting the Compensation Committee’s belief of the continued importance of Mr. Huenneken’s performance to the company’s success.

In February 2009, following review by the Compensation Committee of the achievement of the 2008 key factors for success, including the individual contribution of each individual, the Compensation Committee awarded Mr. Huennekens a cash bonus of $440,000, representing approximately 110% of his 2008 annual base salary. In determining the cash bonus to Mr. Huennekens, the Compensation Committee specifically considered Mr. Huennekens’ role as our chief executive and his leadership in driving the achievement of the key factors for success in 2008, including implementing our business vision and strategy, executing business growth strategies, promoting leadership development initiatives and making significant contributions to the company’s positive internal and external relations.

The Compensation Committee awarded Mr. Dahldorf a cash bonus of $120,000 in February 2009, representing approximately 45% of his 2008 annual base salary. In determining the cash bonus to Mr. Dahldorf, the Compensation Committee specifically considered his management of the company’s timely financial reporting and audit processes and procedures, executing initiatives to reduce financial operational costs and increase financial operational efficiency, contributions to maintaining positive investor relations, support of business development strategies and implementation of infrastructure, business systems and human resource initiatives.

In February 2009, Mr. Burgess was awarded a cash bonus of $90,000, representing approximately 34% of his 2008 annual base salary. In determining the cash bonus to Mr. Burgess, the Compensation Committee specifically considered his overseeing significant business development, product development and product management functions in coordination with the company’s research and development and other functional departments, including leading the due diligence and negotiations for three acquisitions, successfully launching key products and product improvements, supporting existing products and sales support and promotion efforts, developing and improving the company’s U.S.-based marketing organization and his contributions to the company’s achievement of 2008 worldwide sales and operating plans for key products.

Mr. Lussier is eligible, at the discretion of the Compensation Committee, to receive a cash bonus depending on the achievement of the key factors for success, and his contributions to such achievement. In February 2009, Mr. Lussier received a cash bonus of $80,000 (which was converted and paid in Euros at the then applicable exchange rate) for his performance in 2008, representing approximately 20% of his 2008 annual base salary. Mr. Lussier’s cash bonus was based primarily on the achievement of such factors as they relate to the overall financial and corporate performance of Volcano Europe, Africa, Middle East and India, including achieving revenue targets for those markets, expanding market share of key products in those markets, implementing initiatives for sustainable growth in those markets, leading and supporting clinical studies efforts and contributing to successful execution of business development strategies in those markets.

Mr. Sheridan was awarded a cash bonus of $85,000 in February 2009, representing approximately 35% of his 2008 annual base salary. In determining the cash bonus to Mr. Sheridan, the Compensation Committee specifically considered his contributions to the achievement of 2008 production and product shipment plans, successfully integrating the supply of new products with the existing organization and systems, improving field service process and team capabilities and professionalism, implementing quality management initiatives and successfully executing regulatory and research and development strategies and efforts.

If the performance objectives that led to a bonus determination are restated, or found not to have been met to the extent originally believed by the Compensation Committee, the Compensation Committee will determine at such time whether it would be appropriate to recover bonuses from our executive officers.

In early 2009, our management established the key factors for success for 2009. In February 2009, our Board of Directors reviewed and approved such key factors for success for our fiscal year ending December 31, 2009. These performance objectives include specific objectives relating to the achievement of personal, team and company-wide performance milestones. The performance criteria were approved by our Board of Directors in conjunction with the approval of our annual operating budget. The annual operating budget includes a discretionary bonus pool from which executive, director and management level bonuses are paid. The bonus pool was established based on a percentage increase over the prior year and based on growth in revenue.

Sales Commission Plan. For 2008, the cash incentive compensation of Mr. Quinoy, our Executive Vice President, Global Sales, is comprised of sales commissions, pursuant to his sales commission plan. For 2009, the cash incentive compensation of Mr. Quinoy is established as part of his employment agreement, entered into with us in December 2008. The sales commission plan contains a two-tiered commission rate structure. An “at plan” commission rate is applied to the achievement of reported Volcano revenue up to the quotas established for Mr. Quinoy. An “over plan” commission rate is applied to the achievement of reported Volcano revenue that exceeds the “at plan” quotas established for Mr. Quinoy.

For 2008, the amount of Mr. Quinoy’s sales commission was based on total revenues generated from the sale and utilization of IVUS and FM disposable products in the U.S., Japan and Asia Pacific, Latin America and Canada, or APLAC, sales regions. In accordance with the sales commission plan, at the end of each quarter, 50% of the earned “at plan” sales commissions for such quarter were paid to Mr. Quinoy, and the remaining sales commissions, including amounts earned at the “over plan” commission rate, were paid after the fiscal year end, upon approval of the Board. Mr. Quinoy must be employed with Volcano for the entire quarter for that quarter’s earned commissions, and for the entire year to qualify for the annual commission. For 2008, Mr. Quinoy earned cash compensation of $338,300, comprised of $257,500 in base salary, $75,000 in sales commissions at the “at plan” commission rate structure and $5,800 at the “over plan” commission rate structure.

Long-Term Incentive Compensation. Stock-based awards provide our executive officers with the opportunity to build an equity interest in the company and to share in the potential appreciation of the value of our common stock. Our Compensation Committee targets approximately the 75th percentile of our peer group companies in long-term incentive compensation of our executive officers, and, as discussed above, approximately the 50th percentile of our peer group companies with respect to total cash compensation, so that the total compensation of our executive officers emphasizes and rewards long term performance. In 2007, our stock-based awards were comprised solely of stock option grants. In February 2008, as part of our annual equity compensation grant process, after review of market data provided by DolmatConnell & Partners regarding the types of equity awards granted by peer group companies, and to reduce potential dilution to our stockholders and the associated accounting expense, the Compensation Committee determined that RSUs would be granted to certain of our key employees in 2008, including to each of our named executive officers, in addition to stock option grants. In making that determination, the Compensation Committee considered that the market data indicated that most medical device and medical equipment and supplies companies are still relying on stock options but that many smaller medical device and medical equipment and supplies companies are introducing restricted stock awards into their long term incentive compensation programs and that we should do the same to remain competitive with our peer companies. Our long-term performance ultimately determines the value of stock options and RSUs, because gains from stock option exercises and RSUs are entirely dependent on the long-term appreciation of our stock price.

Each RSU represents a right to receive one share of our common stock (subject to adjustment for certain specified changes in our capital structure) upon the completion of a specified period of continued service. RSUs will generally vest 25% each year on the anniversary of the grant date, subject to the individual’s continued service through each such date, so that the award is fully vested on the fourth anniversary of the grant date.

For an initial grant, stock options generally vest 25% on the first anniversary of the original vesting date, with the balance vesting monthly over the remaining three years. For subsequent grants to executive officers, the options generally vest monthly over a four-year term. We generally grant options that are exercisable immediately regardless of the vesting status of the option with the company retaining a right to repurchase exercised unvested shares at the original exercise price of the option. Stock options are granted at the fair market value of our common stock on the date of the grant. We may not grant stock options at a discount to fair market value or reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event, as defined in Volcano’s equity compensation plans administered by the Compensation Committee. We do not grant stock options with a so-called “reload” feature, nor do we loan funds to executive officers to enable them to exercise stock options.

The guidelines for the number of stock-based awards for each participant under the equity compensation plans are generally determined by applying several factors to the annual base salary and performance level of each participant and then related to the approximate market price of the stock at the time of grant. In determining stock-based awards to our named executive officers in February 2008, our Compensation Committee considered each named executive officer’s position and level of responsibility, performance, as well as the competitiveness of the named executive officer’s overall compensation arrangements, including stock-based awards and anticipated option grants and RSU awards to be made to our employees. In determining these grants, our Compensation Committee’s goal was to ensure a level of incentive compensation for each named executive officer that is appropriately linked to our long-term performance and aligns our named executive officers’ performance objectives with the interests of our stockholders. The Compensation Committee also considers the recommendations of Mr. Huennekens and Mr. Dahldorf in determining stock-based award recommendations for our other executive officers.

In February 2008, our Compensation Committee approved the grant of options to purchase the following numbers of shares to the following named executive officers: Mr. Huennekens, 100,000 shares; Mr. Dahldorf, 37,500 shares; Mr. Burgess, 46,875 shares; Mr. Lussier, 22,500 shares; Mr. Quinoy, 33,750 shares; and Mr. Sheridan, 22,500 shares. All of these option grants were made at an exercise price of $12.96 per share, which was equal to the fair market value of a share of our common stock on the date of grant as determined in accordance with the provisions of our 2005 Equity Compensation Plan. Each option vests in 48 equal monthly installments from the date of grant. In addition, in February 2008, the Compensation Committee approved the grant of the following number of RSUs to the following named executive officers, with the fair value of options approximately equal to the grants of RSUs: Mr. Huennekens, 50,000 RSUs; Mr. Dahldorf, 18,750 RSUs; Mr. Burgess, 23,438 RSUs; Mr. Lussier, 11,250 RSUs; Mr. Quinoy, 16,875 RSUs; and Mr. Sheridan, 11,250 RSUs. Each of these RSUs will vest 25% each year on the anniversary of the grant date, subject to the individual’s continued service through each such date, so that the award is fully vested on the fourth anniversary of the grant date.

In January 2007, the Compensation Committee adopted a written policy for the granting of equity compensation to employees other than our Section 16 reporting officers. Under the policy “Regarding the Granting of Equity-Based Compensation Awards,” the Compensation Committee is responsible for granting equity compensation to our Section 16 reporting officers, and the policy sets forth the policies regarding the grant of equity compensation to other employees. For 2008, stock-based awards to the executive officers were granted by the Compensation Committee at its meeting in February 2008. The Stock Option Committee, comprised of our President and Chief Executive Officer and our Chief Financial Officer, has been delegated the authority by the Compensation Committee to grant options and other equity-based awards to employees that are not executive officers. The Stock Option Committee meets on the first business day of the first month of each quarter. Options are granted at the first meeting of the Stock Option Committee following the employee’s hire or promotion. Our policy is also to grant annual awards to certain key employees. The options granted by the Stock Option Committee are reported to the Compensation Committee. Options granted in 2008 were granted at the fair market value on the date of grant, which is the closing price as listed on NASDAQ Global Market on the grant date.

Other Benefits. Our U.S.-based executive officers also participate in our other benefit plans on the same terms as other employees. These plans include medical, dental, life and disability insurance. Relocation benefits also are reimbursed and are individually negotiated when they occur. Except as described below for Mr. Lussier and Mr. Quinoy, we do not provide any perquisites or other benefits to senior management. These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees. In lieu of our standard set of benefits for our U.S.-based executive officers, Mr. Lussier receives benefits that are mandatory or customary for executives in his home country of Belgium and the European Union, including health insurance and retirement plan contributions, disability insurance, an auto allowance and a stipend intended to cover miscellaneous expenses. In addition, Mr. Lussier and our employees based in the European Union participate in benefits that are mandatory for their home countries, such as contributions to a social security fund required under Belgium law. Mr. Quinoy receives an auto allowance that is consistent and competitive with those companies with which we compete for employees.

Pension Benefits. Our named executive officers did not participate in, or otherwise receive any benefits under, any tax qualified defined pension or retirement plan sponsored by us during the year ended December 31, 2008.

401(k) Plan. We maintain a retirement savings plan, or 401(k) Plan, for the benefit of our eligible U.S. based executives and employees. Our 401(k) Plan is intended to qualify as a defined contribution arrangement under Sections 401(a), 401(k) and 501(a) of the Internal Revenue Code, or Code. Participants may elect to defer a percentage of their eligible pretax earnings each year or contribute a fixed amount per pay period up to the maximum contribution permitted by the Code. All participants’ plan contributions are 100% vested at all times. All assets of our 401(k) Plan are currently invested, subject to participant-directed elections, in a variety of mutual funds chosen from time to time by us in our capacity as plan administrator. Subject to certain governmental regulations, distribution of a participant’s vested interest may occur upon termination of employment, including by reason of retirement, death or disability. Beginning in 2008, we make contributions equal to 25% of the participant’s contributions up to a maximum of 6% of the participant’s annual salary. Contributions made by the company generally vest at a rate of 20% per year of the employee’s service, and are fully vested after five years of service.

Nonqualified Deferred Compensation. Other than the 401(k) Plan, during the year ended December 31, 2008, our named executive officers did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Agreements, Change in Control Arrangements, and Other Agreements. We have formal employment agreements with Mr. Huennekens, our President and Chief Executive Officer, Mr. Dahldorf, our Chief Financial Officer and Secretary, and Mr. Quinoy, our Executive Vice President of Global Sales. We have also entered into a Managing Director Agreement with Mr. Lussier, President of Volcano Europe and Clinical and Scientific Affairs. For all other executives, employment is “at-will” and the terms of employment are specified in formal offer letters which are extended to all executives prior to the commencement of employment. Other than Messrs. Huennekens, Dahldorf, Quinoy and Lussier, none of our executive officers are entitled to any type of severance upon termination of employment. Under our option award agreements, including those agreements with each of our named executive officers, our right of repurchase shall lapse with respect to shares of our common stock issued or issuable upon the exercise of stock options upon a change in control transaction.

Mr. Huennekens’ employment agreement provides that upon a change in control (such as the acquisition by one or more persons of more than 35% of the company’s combined voting power or assets of the company equal to at least 40% of the total gross fair market value of all of the company’s assets), we must require any successor to all or substantially all of our assets or business to expressly assume Mr. Huennekens’ employment agreement. Termination of Mr. Huennekens’ employment without cause (such as failure to perform his duties, and as further described in his employment agreement) or notification of resignation for good reason (such as a material change in the character or scope of his duties or responsibilities, and as further described in his employment agreement) by Mr. Huennekens, including written notice of resignation during the sixty day period following the date which is six months after a change in control, will entitle Mr. Huennekens to severance payments, including receipt of two times his then-current base salary, a pro-rated bonus for the year in which the termination occurs, two years of continuing health care coverage and two years of non-health insurance premiums, subject to execution of a general mutual release of Volcano and Mr. Huennekens. In the event that Mr. Huennekens’ employment is terminated due to his disability, Mr. Huennekens will be entitled to certain severance payments, including receipt of his then-current base salary, a pro-rated bonus for the year in which the termination occurs, one year of continuing health care coverage and one year of non-health insurance premiums, subject to execution of a release. In the event of Mr. Huennekens’ death while employed by Volcano, Volcano will pay to Mr. Huennekens’ heirs any unpaid benefits accrued or earned pursuant to the employment agreement or Volcano’s benefit plans and programs and, subject to execution of a release, a lump sum amount, including receipt of his then-current base salary, a pro-rated bonus for the year, one year of non-health insurance premiums and one year of continuing health care coverage for his dependents. In addition, Volcano may be required to pay an additional “gross-up” amount to Mr. Huennekens to the extent such payments constitute excess parachute payments as defined in Section 280G of the Code. The employment agreement for Mr. Huennekens was amended in February 2008 to clarify the manner in which his agreement complies with recent changes to applicable tax laws and to reflect his current rate of base salary and target bonus in 2008.

Mr. Dahldorf’s employment agreement provides that upon a change in control (similarly defined as above), we must require any successor to all or substantially all of our assets or business to expressly assume Mr. Dahldorf’s employment agreement. Termination of Mr. Dahldorf’s employment without cause (similarly defined as above) or notification of resignation for good reason (similarly defined as above) by Mr. Dahldorf, including written notice of resignation during the sixty day period following the date which is six months after a change in control, will entitle Mr. Dahldorf to severance payments, including receipt of two times his then-current base salary, a pro-rated bonus for the year in which the termination occurs, two years of continuing health care coverage and two years of non-health insurance premiums, subject to execution of a general mutual release of Volcano and Mr. Dahldorf. In the event that Mr. Dahldorf’s employment is terminated due to his disability, Mr. Dahldorf will be entitled to certain severance payments, including receipt of his then-current base salary, a pro-rated bonus for the year in which the termination occurs, one year of continuing health care coverage and one year of non-health insurance premiums, subject to execution of a release. In the event of Mr. Dahldorf’s death while employed by Volcano, Volcano will pay to Mr. Dahldorf’s heirs any unpaid benefits accrued or earned pursuant to the employment agreement or Volcano’s benefit plans and programs and, subject to execution of a release, a lump sum amount, including receipt of his then-current base salary, a pro-rated bonus for the year, one year of non-health insurance premiums and one year of continuing health care coverage for his dependents. In addition, Volcano may be required to pay an additional “gross-up” amount to Mr. Dahldorf to the extent such payments constitute excess parachute payments as defined in Section 280G of the Code. The employment agreement for Mr. Dahldorf was amended in February 2008 to clarify the manner in which his agreement complies with recent changes to applicable tax laws and to reflect his current rate of base salary and target bonus in 2008.

Mr. Quinoy’s employment agreement provides that upon a change in control (similarly defined as above), we must require any successor to all or substantially all of our assets or business to expressly assume Mr. Quinoy’s employment agreement. Termination of Mr. Quinoy’s employment without cause (similarly defined as above) or notification of resignation for good reason (similarly defined as above) by Mr. Quinoy, including written notice of resignation during the sixty day period following the date which is six months after a change in control, will entitle Mr. Quinoy to severance payments, including receipt of his then-current annual base salary, a pro-rated bonus for the year in which the termination occurs, one year of continuing health care coverage and one year of non-health insurance premiums, subject to execution of a general mutual release of Volcano and Mr. Quinoy. In the event that Mr. Quinoy’s employment is terminated due to his disability, Mr. Quinoy will be entitled to certain severance payments, including receipt of his then-current base salary, a pro-rated bonus for the year in which the termination occurs, one year of continuing health care coverage and one year of non-health insurance premiums, subject to execution of a release. In the event of Mr. Quinoy’s death while employed by Volcano, Volcano will pay to Mr. Quinoy’s heirs any unpaid benefits accrued or earned pursuant to the employment agreement or Volcano’s benefit plans and programs and, subject to execution of a release, a lump sum amount, including receipt of his then-current base salary, a pro-rated bonus for the year, and one year of non-health insurance premiums and one year of continuing health care coverage for his dependents. In addition, Volcano may be required to pay an additional “gross-up” amount to Mr. Quinoy to the extent such payments constitute excess parachute payments as defined in Section 280G of the Code. The employment agreement for Mr. Quinoy also reflects his current rate of base salary, target bonus, and auto allowance in 2009.

Our wholly-owned subsidiary, Volcano Europe, entered into a Managing Director Agreement in March 2006 with Mr. Lussier, appointing him Managing Director of Volcano Europe. On July 1, 2007, Mr. Lussier was appointed as President of Volcano Europe and Clinical and Scientific Affairs. Pursuant to the agreement, Mr. Lussier was entitled to an annual salary of $349,989 (which reflects the conversion of his salary from Euros at the then applicable exchange rate) in 2008, as described above. Mr. Lussier is also eligible, at the discretion of the Compensation Committee, to receive a cash incentive bonus depending on the achievement of overall corporate goals. In addition, Mr. Lussier is entitled to certain benefits that are mandatory or customary for executives in his home country of Belgium and the European Union. In setting compensation for Mr. Lussier, the Compensation Committee considers the performance of the company and performance for Volcano Europe, including annual revenue growth, performance to plan and execution of individual and corporate-wide strategic initiatives.

Accounting and Tax Considerations. Effective January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (revised 2004). Share Based Payment, or SFAS 123(R). Under SFAS 123(R), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Compensation expense and tax considerations relating to the expense of stock options under SFAS 123(R) are two of the many factors considered in the determination of stock option awards.

Section 162(m) of the Code limits Volcano to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Stock option awards under our equity compensation plans, to the extent a Board of Directors or a committee of the Board of Directors granting such stock awards is composed solely of “outside directors,” are performance-based compensation within the meaning of Section 162(m) and, as such, are fully deductible. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. The Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of Volcano and its stockholders.

Summary Compensation Table

The following table sets forth certain summary information for the year indicated with respect to the compensation of Volcano’s principal executive officer, principal financial officer and the four other highest paid executive officers for the year ended December 31, 2008. The officers listed in the table below are referred to in this proxy statement as the “named executive officers.”

SUMMARY COMPENSATION TABLE FOR 2008, 2007 AND 2006

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
R. Scott Huennekens	2008	400,000		440,000		136,608	795,782	—	2,626	(5)	1,775,016
President and Chief Executive Officer	2007	360,500		360,000		—	717,455	—	—		1,437,955
	2006	350,000		175,000		—	368,763	—	—		893,763

John T. Dahldorf	2008	265,000		120,000		51,228	289,456	—	3,811	(5)	729,495
Chief Financial Officer and Secretary	2007	256,250		100,000		—	261,835	—	—		618,085
	2006	250,000		80,000		—	117,533	—	—		447,533

Vincent J. Burgess	2008	265,000		90,000		64,036	264,392	—	3,535	(5)	686,963
Vice President of Business Development and Marketing	2007	225,872		125,000		—	196,633	—	—		547,505
	2006	220,363		75,000		—	52,081	—	—		347,444

Michel E. Lussier	2008	395,743	(6)	80,000		34,107	196,290	—	136,514	(7)	842,654
President of Volcano Europe and Clinical and Scientific Affairs	2007	349,989	(8)	75,000	(9)	—	205,998	—	121,545	(10)	752,532
	2006	338,039	(11)	35,000	(9)	—	434,297	—	84,665	(12)	892,001

Jorge J. Quinoy	2008	260,115	(13)	—		46,105	183,406	80,800	14,338	(5)(14)	584,764
Executive Vice President, Global Sales	2007	250,000		—		—	144,323	94,168	11,400	(14)	499,891
	2006	249,950		—		—	55,427	133,166	11,400	(14)	449,943

John F. Sheridan	2008	245,000		85,000		30,737	410,242	—	2,211	(5)	773,190
Executive Vice President of Research and Development and Operations	2007	237,664		50,000		—	396,133	—	—		683,797
	2006	231,867		60,000		—	241,959	—	—		533,826

(1)	The amounts for 2008, 2007 and 2006 represent cash bonuses that were awarded for services performed in the fiscal years ended December 31, 2008, 2007 and 2006, respectively. Annual bonuses earned during a fiscal year are paid in the first quarter of the subsequent fiscal year.
(2)	Represents the dollar amount recognized by Volcano for financial statement reporting purposes with respect to the indicated fiscal year in accordance with SFAS 123(R). These amounts have been calculated in accordance with SFAS 123(R) using the market price of our stock on the grant date. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. No RSUs were granted during fiscal 2007 or 2006. No RSUs were forfeited by any of our named executive officers during fiscal 2008. For a description of the assumptions made in determining the SFAS 123(R) valuation, please refer to the “Stockholders’ Equity” note to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 10, 2009.
(3)

Represents the dollar amount recognized by Volcano for financial statement reporting purposes with respect to the indicated fiscal year in accordance with SFAS 123(R). These amounts have been calculated in accordance with SFAS 123(R) using the Black-Scholes-Merton option-pricing model, or Black-Scholes. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. No stock options were forfeited by any of our named executive officers during fiscal 2008, 2007 or 2006. For a description of the assumptions made in determining the FAS 123(R) valuation, please refer to the “Stockholders’ Equity” note to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 10, 2009.
(4)	Represents sales commissions earned in the fiscal years ended December 31, 2008, 2007 and 2006 pursuant to Mr. Quinoy’s sales commission plan.
(5)	Represents matching contributions made by the company to a 401(k) defined contribution benefit plan for the following named executive officers: Mr. Huennekens, $2,626; Mr. Dahldorf, $3,811; Mr. Burgess, $3,535; Mr. Quinoy, $2,938; and Mr. Sheridan, $2,211.
(6)	Mr. Lussier’s salary reflects the conversion of his salary from Euros based on the average exchange rate during 2008, which was approximately 1.471 U.S. Dollars to one Euro.
(7)	Represents payments made to Mr. Lussier, or on his behalf, for 2008, as follows: $3,836 for disability insurance, $88,110 for health insurance and retirement plan premiums and insurance tax, $40,154 for an auto allowance, and $4,414 for a stipend intended to cover miscellaneous expenses, which payments were made in Euros and converted to dollars based on the average exchange rate during 2008, which was approximately 1.471 U.S. Dollars to one Euro.
(8)	Mr. Lussier’s salary reflects the conversion of his salary from Euros based on the average exchange rate during 2007, which was approximately 1.368 U.S. Dollars to one Euro.
(9)	Amounts in this column are determined in dollars and paid in Euros based on the exchange rate at the time the bonus was paid, which was approximately 1.485 U.S. Dollars to one Euro for the 2007 bonus and approximately 1.303 dollars to one Euro for the 2006 bonus.
(10)	Represents payments made to Mr. Lussier, or on his behalf, for 2007, as follows: $3,991 for life insurance, $3,164 for disability insurance, $80,623 for health insurance and retirement plan premiums and insurance tax, $5,695 for a housing subsidy, $23,968 for an auto allowance, and $4,104 for a stipend intended to cover miscellaneous expenses, which payments were made in Euros and converted to dollars based on the average exchange rate during 2007, which was approximately 1.368 U.S. Dollars to one Euro.
(11)	Includes an aggregate of $99,560 in fees paid to Mr. Lussier’s employer, Med Pole S.A./N.V., for the period of January 1, 2006 through March 31, 2006, and reflects the conversion of such fees from Euros based on the average exchange rate during such period, which was approximately 1.198 dollars to one Euro. Mr. Lussier’s salary for the period April 1, 2006 through December 31, 2006 reflects the conversion of his salary from Euros based on the average exchange rate during such period, which was approximately 1.274 U.S. Dollars to one Euro.
(12)	Represents payments made to Mr. Lussier, or on his behalf, for (i) the period January 1, 2006 through March 31, 2006, in the amount of $12,104 for an auto allowance, which payment was made in Euros and converted to dollars based on the average exchange rate during such period, which was approximately 1.198 dollars to one Euro, and (ii) the period April 1, 2006 through December 31, 2006, as follows: $3,041 for life insurance, $2,411 for disability insurance, $56,843 for health insurance and retirement plan premiums and insurance tax, $3,977 for a housing subsidy and $6,289 for a travel subsidy, which payments were made in Euros and converted to dollars based on the average exchange rate during such period, which was approximately 1.274 dollars to one Euro.
(13)	Mr. Quinoy’s annual base salary was $257,500, effective January 1, 2008. Subsequently, Mr. Quinoy entered into an employment agreement with us, effective December 10, 2008, which reflected his updated annual base salary of $300,000, which was prorated for the remaining year. The amount in the table above reflects the base salary that Mr. Quinoy actually earned in 2008.
(14)	Includes an auto allowance paid to Mr. Quinoy.

Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards made to our named executive officers in 2008.

GRANTS OF PLAN-BASED AWARDS TABLE—FISCAL 2008

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)		All Other Stock Awards: Number of Shares of Restricted Stock Units (#)	Grant Date Fair Value of Stock Awards ($)(2)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($ per share)	Grant Date Fair Value of Option Awards ($)(3)
R. Scott Huennekens	2/27/2008	—		50,000	648,000	100,000	12.96	1,296,000
John T. Dahldorf	2/27/2008	—		18,750	243,000	37,500	12.96	486,000
Vincent J. Burgess	2/27/2008	—		23,438	303,756	46,875	12.96	607,500
Michel E. Lussier	2/27/2008	—		11,250	145,800	22,500	12.96	291,600
Jorge J. Quinoy	—	75,000	(4)	—	—	—	—	—
	2/27/2008	—		16,875	218,700	33,750	12.96	437,400
John F. Sheridan	2/27/2008	—		11,250	145,800	22,500	12.96	291,600

(1)	The stock option was granted by our Compensation Committee pursuant to our 2005 Equity Compensation Plan and vests as to 1/48th of the shares subject to the stock option monthly over four years commencing on the grant date. For more information on the terms of the stock options granted to our named executive officers in fiscal 2008, please see “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Stock Options” below.
(2)	The restricted stock unit award was granted by our Compensation Committee pursuant to our 2005 Equity Compensation Plan and vests as to 1/4th of the shares annually over four years commencing on the grant date. For more information on the terms of the restricted stock units granted to our named executive officers in fiscal 2008, please see “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Restricted Stock Awards and Restricted Stock Unit Awards” below.
(3)	Represents the grant date fair value of each award determined in accordance with FAS 123(R).
(4)	Represents Mr. Quinoy’s target sales commission under Mr. Quinoy’s sales commission plan for the fiscal year ended December 31, 2008. The actual amount earned by Mr. Quinoy under his sales commission plan for the fiscal year ended December 31, 2008 is $80,800. For more information regarding Mr. Quinoy’s sales commission plan for fiscal 2008, please see the “Compensation Discussion and Analysis” above.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Our President and Chief Executive Officer, Chief Financial Officer and Executive Vice President, Global Sales, have entered into written employment agreements with Volcano, Mr. Lussier entered into a Managing Director Agreement with Volcano Europe and Messrs. Burgess and Sheridan have executed offer letters with Volcano. Descriptions of these agreements with our named executive officers are included in the “Compensation Discussion and Analysis” above.

Annual Cash Incentive Awards

Annual cash incentive bonuses for Mr. Huennekens, Mr. Dahldorf and, for 2009, Mr. Quinoy, are established as part of their respective individual employment agreements. Mr. Lussier is eligible, at the discretion of Volcano Europe, to receive a cash incentive bonus depending on the achievement of overall corporate goals. Messrs. Burgess and Sheridan are eligible to receive an annual cash incentive bonus as determined by the

Compensation Committee. For 2008, Mr. Quinoy is eligible to receive sales commissions pursuant to his annual sales commission plan. For more information regarding our annual cash incentive awards, please see the “Compensation Discussion and Analysis” above.

Equity Compensation Arrangements

Volcano may grant stock options, RSUs and other stock-based awards to its named executive officers through the equity plans set forth below. The following is a brief description of certain of the terms of stock awards that may be granted under such plans.

2000 Long Term Incentive Plan

Our 2000 Long Term Incentive Plan, or the 2000 Plan, was adopted in October 2000. When our 2005 Equity Compensation Plan, or the 2005 Plan, was approved by our stockholders in October 2005, all shares then remaining available for issuance under the 2000 Plan became available for issuance under the 2005 Plan. Any shares issued upon the exercise of awards outstanding under the 2000 Plan reduce the number of shares available for issuance under the 2005 Plan and any shares returned to the 2000 Plan as a result of termination of options or the repurchase of shares thereunder become available for issuance under the 2005 Plan. The following is a brief description of certain of the permissible terms of options granted under the 2000 Plan:

Exercise Price and Term. The plan administrator determines the exercise price of options granted under the 2000 Plan, but with respect to all options, the exercise price must at least be equal to the fair market value of Volcano’s common stock on the date of grant. The term of an option may not exceed ten years. With respect to an incentive stock option granted to any participant who owns 10% of the voting power of all classes of Volcano’s outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date.

Vesting. The plan administrator determines the vesting terms of options granted under the 2000 Plan, but shares subject to options under the 2000 Plan generally vest in a series of installments over an optionee’s period of service. Outstanding options granted to our executive officers under the 2000 Plan vest as to 1/4th of the shares of common stock subject to the stock option on the anniversary of the option grant date, and vest as to 1/48th of the shares subject to the stock option each month thereafter.

Corporate Transactions. In the event of a significant corporate transaction, each outstanding option shall be assumed or an equivalent option or right will be substituted by a successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation does not agree to assume the option or to substitute an equivalent option or right, the options will terminate upon the consummation of the transaction. Our form of optionee restriction agreement provides that our right of repurchase shall expire with respect to all of the shares acquired upon the consummation of a Company Sale (as defined in such agreement).

2005 Equity Compensation Plan

Our 2005 Plan was adopted in October 2005 and was amended by our Board of Directors in April 2007, as approved by our stockholders in June 2007. On April 30, 2009, our Board approved amendments to the 2005 Plan, or the 2005 Amended Plan, including increasing the total shares reserved for issuance under the 2005 Amended Plan to a maximum of 13,712,558 shares. As described in Proposal No. 3 in this proxy statement, our stockholders are required to approve the adoption of the 2005 Amended Plan. A maximum of 11,662,558 shares has been reserved for issuance under the current 2005 Plan, as amended. During the year ended December 31, 2008, consistent with its practices for awarding stock options described in “Compensation Discussion and Analysis,” the Compensation Committee approved the grant of (i) options to purchase an aggregate of 263,125 shares of our common stock and (ii) an aggregate of 131,563 RSUs to our named executive officers on February 27, 2008 under our 2005 Equity Compensation Plan, which grants were effective on February 27, 2008.

The exercise price for these stock options is $12.96 per share, the closing price of Volcano’s common stock on February 27, 2008, the date of grant. The options vest as to 1/48th of the shares subject to the stock options monthly over four years commencing on the grant date. The options expire on February 27, 2014, unless they are forfeited or expire earlier in accordance with their terms. The RSUs will vest, if at all, 25% each year on the anniversary of the grant date, subject to the respective officers’ continued service through each such date, so that the award is fully vested on the fourth anniversary of the grant date. The 2005 Plan allows the grant of incentive stock options, nonqualified stock options, restricted stock awards, restricted stock units and stock appreciation rights.

Administration. Volcano’s Board of Directors or a duly authorized committee of the Board of Directors administers the 2005 Plan. The plan administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon the exercise of the award. With respect to options held by a person subject to Section 16 of the Exchange Act, the plan administrator may not amend existing awards to reduce their exercise price nor may the plan administrator institute an exchange program by which outstanding awards may be surrendered in exchange for awards with a lower exercise price.

Stock Options. The plan administrator determines the exercise price of options granted under the 2005 Plan, but with respect to all options, the exercise price must at least be equal to the fair market value of Volcano’s common stock on the date of grant. The term of an option may not exceed seven years. With respect to an incentive stock option granted to any participant who owns 10% of the voting power of all classes of Volcano’s outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date.

After termination of service, an employee, director or consultant, may exercise his or her option for the period of time as the plan administrator may determine. Generally, if termination is due to death or disability, the option will remain exercisable for one year. If termination is due to misconduct or breach of an employment agreement with Volcano, the option will terminate on the date of such termination or breach. In all other cases, the option will generally remain exercisable for ninety days. However, an option generally may not be exercised following the expiration of its term.

Restricted Stock Awards and Restricted Stock Unit Awards. Restricted stock awards and RSUs may be granted under the 2005 Plan. Restricted stock awards and restricted stock units are awards covering shares of Volcano’s common stock that vest in accordance with terms and conditions established by the plan administrator. The plan administrator will determine the number of shares subject to the award granted to any employee, director or consultant. The plan administrator may impose whatever vesting restrictions it determines to be appropriate, including over a period of service or upon the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to Volcano’s right of repurchase or forfeiture.

Stock Appreciation Rights. Stock appreciation rights may be granted under the 2005 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Volcano’s common stock between the exercise date and the date of grant. The plan administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of Volcano’s common stock, or a combination thereof.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award and all other terms and conditions of such awards.

Changes in Control. In the event of Volcano’s change in control, the plan administrator will provide written notice to each recipient. Unless determined otherwise by the plan administrator, all outstanding options and stock appreciation rights will automatically accelerate and become fully exercisable and the restrictions on all restricted stock awards and restricted stock units will immediately lapse. If Volcano is not the surviving corporation or if Volcano survives only as a subsidiary of another corporation in the change in control, each recipient will have the right to elect within 30 days to either (a) have the successor corporation or its parent or subsidiary assume or substitute an equivalent award for each outstanding award, or (b) surrender his or her award in exchange for a payment, in cash or shares of Volcano’s common stock as elected by the recipient, in an amount equal to the amount by which the then fair market value of the shares of Volcano’s common stock underlying his or her award exceeds the exercise price or base amount of the unexercised award.

Please see Proposal No. 3 for a summary of the key changes to be included in the 2005 Amended Plan, subject to the approval of our stockholders at our 2009 Annual Meeting of Stockholders.

2007 Employee Stock Purchase Plan

Additional long-term equity incentives are provided through our 2007 Employee Stock Purchase Plan, or the ESPP, in which all regular employees, including executive officers, employed by us or by any of our affiliates may participate and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. An aggregate of 1,100,000 shares have been reserved under the ESPP as of January 1, 2009. Such number of shares will increase on January 1 of each year from 2010 to 2017 by an amount equal to the lesser of (a) 1.5% of the total number of our shares outstanding on December 31st of the preceding calendar year, or (b) 600,000 shares, unless otherwise determined by our Board of Directors. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. In November 2008, our Board of Directors voted to not increase the reserved number of shares under the ESPP for 2009 pursuant to the automatic increase provision. Under the ESPP, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. Unless otherwise determined by our Board of Directors, common stock is purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.

Outstanding Equity Awards at 2008 Fiscal Year-End

The Compensation Committee approved awards under our 2000 Long Term Incentive Plan and our 2005 Equity Compensation Plan to certain of our named executive officers. Set forth below is information regarding stock options outstanding to our named executive officers as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
R. Scott Huennekens	121,818	(2)	—	0.11	4/25/2012	—		—
	54,431	(3)	—	0.33	6/11/2012	—		—
	297,227	(4)	—	0.33	7/29/2014	—		—
	172,727	(5)	—	6.49	7/13/2015	—		—
	160,000	(6)	—	19.11	1/25/2014	—		—
	100,000	(7)	—	12.96	2/27/2015	—		—
	—		—	—	—	50,000	(8)	750,000
John T. Dahldorf	64,343	(4)	—	0.33	7/29/2014	—		—
	45,454	(5)	—	6.49	7/13/2015	—		—
	70,000	(6)	—	19.11	1/25/2014	—		—
	37,500	(7)		12.96	2/27/2015	—		—
	—		—	—	—	18,750	(8)	281,250
Vincent J. Burgess	36,363	(5)	—	6.49	7/13/2015	—		—
	70,000	(6)	—	19.11	1/25/2014	—		—
	46,875	(7)		12.96	2/27/2015	—		—
	—		—	—	—	23,438	(8)	351,570
Michel E. Lussier	45,454	(10)	—	0.33	11/13/2012	—		—
	36,363	(11)	—	0.33	9/25/2013	—		—
	36,363	(5)	—	6.49	7/13/2015	—		—
	40,000	(6)	—	19.11	1/25/2014	—		—
	22,500	(7)		12.96	2/27/2015	—		—
	—		—	—	—	11,250	(8)	168,750
Jorge J. Quinoy	60,909	(9)	—	0.33	7/24/2013	—		—
	947	(12)	—	1.65	1/18/2015	—		—
	27,272	(5)	—	6.49	7/13/2015	—		—
	45,000	(6)	—	19.11	1/25/2014	—		—
	33,750	(7)		12.96	2/27/2015	—		—
	—		—	—	—	16,875	(8)	253,125
John F. Sheridan	139,257	(13)	—	0.33	12/15/2014	—		—
	22,727	(5)	—	6.49	7/13/2015	—		—
	70,000	(6)	—	19.11	1/25/2014	—		—
	22,500	(7)		12.96	2/27/2015	—		—
	—		—	—	—	11,250	(8)	168,750

(1)	Stock options may be exercised prior to vesting, or early exercised, subject to repurchase rights in favor of Volcano that expire over the vesting periods indicated in the footnotes below. Accordingly, all stock options granted to the named executive officers that were outstanding as of December 31, 2008 were exercisable in full and are included in the table above.
(2)

The stock option vested as to 1/4th of the shares of common stock subject to the stock option on March 15, 2003, and vested as to 1/48th of the shares subject to the stock option each month thereafter.

(3)	The stock option vested as to 1/4th of the shares of common stock subject to the stock option on June 11, 2003, and vested as to 1/48th of the shares subject to the stock option each month thereafter.
(4)	The stock option vested as to 1/48th of the shares subject to the stock option on each month commencing on August 29, 2004.
(5)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on August 13, 2005.
(6)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on February 25, 2007.
(7)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on March 27, 2008.
(8)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on February 27, 2009.
(9)	The stock option vested as to 1/4th of the shares of common stock subject to the stock option on July 24, 2004, and vested as to 1/48th of the shares subject to the stock option each month thereafter.
(10)

The stock option vested as to 1/4th of the shares of common stock subject to the stock option on August 1, 2003, and vested as to 1/48th of the shares subject to the stock option each month thereafter.

(11)

The stock option vested as to 1/4th of the shares of common stock subject to the stock option on September 24, 2004, and vested as to 1/48th of the shares subject to the stock option each month thereafter.

(12)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on February 18, 2005.
(13)

The stock option vested as to 1/4th of the shares of common stock subject to the stock option on November 15, 2005, and vested as to 1/48th of the shares subject to the stock option each month thereafter.

Option Exercises and Stock Vested During 2008

Set forth below is information regarding stock options exercised and the value realized upon their exercise by each named executive officer during the year ended December 31, 2008. None of our named executive officers had any vesting of restricted stock awards during the year ended December 31, 2008.

2008 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
R. Scott Huennekens	185,000	2,778,759
John T. Dahldorf	99,015	1,672,911
Vincent J. Burgess	—	—
Michel E. Lussier	—	—
Jorge J. Quinoy	64,507	768,690
John F. Sheridan	39,015	703,577

Other Compensatory Arrangements

For a description of the other elements of our executive compensation program, see “Compensation Discussion and Analysis” above.

Potential Payments Upon Termination or Change in Control

See “Employment Agreements, Change in Control Arrangements, and Other Agreements” above for a description of the compensation and benefits payable to each of our named executive officers in certain termination situations. The amount of compensation and benefits payable to each named executive officer in various termination situations has been estimated in the tables below. The tables below do not include amounts in which the named executive officer had already vested as of December 31, 2008. Such vested amounts would include vested stock options and accrued wages and vacation. The actual amount of compensation and benefits payable in any termination event can only be determined at the time of the termination of the named executive officer’s employment with Volcano.

R. Scott Huennekens

The following table describes the potential payments and benefits for Mr. Huennekens upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2008, the last day of Volcano’s last fiscal year:

	Termination Without Cause or for Good Reason Not In Connection with Change in Control	Termination Without Cause or for Good Reason In Connection with Change in Control		Vesting Acceleration Upon Change in Control Not Dependent on Termination	Termination Due to Disability	Termination Due to Death
Base Salary Payment(1)	$800,000	$800,000		$—	$400,000	$400,000
Pro-Rated Bonus	400,000	400,000		—	400,000	400,000
Stock Option Vesting Acceleration(2)	—	375,859	(5)	375,859	—	—
Restricted Stock Units Vesting Acceleration(3)				750,000
Insurance Payments and COBRA Premiums(4)	63,967	63,967		—	31,984	19,833
Excise Tax Gross-Up	—	—		—	—	—

Total	$1,263,967	$1,639,826		$1,125,859	$831,984	$819,833

(1)	If termination of employment occurs immediately prior to, or within twelve months after, a change in control, the base salary payments shall be equal to twice Mr. Huennekens’ then-current annual salary in the form of a lump sum payment. If termination of employment does not occur immediately prior to, on or within twelve months after a change in control, the base salary payments shall be in the form of equal monthly cash payments paid over a period of eighteen or twenty-four months, as set forth in his employment agreement. In the event termination of employment occurs in connection with his disability or death, base salary payments shall be equal to his annual salary as set forth in his employment agreement.
(2)	The value of vesting acceleration is based on the $15.00 closing price of Volcano common stock on December 31, 2008, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.
(3)	The value of vesting acceleration is based on the $15.00 closing price of Volcano common stock on December 31, 2008, with respect to unvested restricted stock units.
(4)	The portion comprised of non-health insurance premiums represents the average monthly cost of non-voluntary, non-health insurance benefits to Mr. Huennekens paid in 2008, multiplied by twenty-four months, in the case of termination without cause or for good reason, or twelve months, in the case of termination due to disability or death.
(5)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.

John T. Dahldorf

The following table describes the potential payments and benefits for Mr. Dahldorf upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2008, the last day of Volcano’s last fiscal year:

	Termination Without Cause or for Good Reason Not In Connection with Change in Control	Termination Without Cause or for Good Reason In Connection with Change in Control		Vesting Acceleration Upon Change in Control Not Dependent on Termination	Termination Due to Disability	Termination Due to Death
Base Salary Payment(1)	$530,000	$530,000		$—	$265,000	$265,000
Pro-Rated Bonus	106,000	106,000		—	106,000	106,000
Stock Option Vesting Acceleration(2)	—	116,976	(5)	116,976	—	—
Restricted Stock Units Vesting Acceleration(3)				281,250
Insurance Payments and COBRA Premiums(4)	71,409	71,409		—	35,705	19,833
Excise Tax Gross-Up	—	—		—	—	—

Total	$707,409	$824,385		$398,226	$406,705	$390,833

(1)	If termination of employment occurs immediately prior to, or within twelve months after, a change in control, the base salary payments shall be equal to twice Mr. Dahldorf’s then-current annual salary in the form of a lump sum payment. If termination of employment does not occur immediately prior to, on or within twelve months after a change in control, the base salary payments shall be in the form of equal monthly cash payments paid over a period of eighteen or twenty-four months, as set forth in his employment agreement. In the event termination of employment occurs in connection with his disability or death, base salary payments shall be equal to his annual salary as set forth in his employment agreement.
(2)	The value of vesting acceleration is based on the $15.00 closing price of Volcano common stock on December 31, 2008, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.
(3)	The value of vesting acceleration is based on the $15.00 closing price of Volcano common stock on December 31, 2008, with respect to unvested restricted stock units.
(4)	The portion comprised of non-health insurance premiums represents the average monthly cost of non-voluntary, non-health insurance benefits to Mr. Dahldorf paid in 2008, multiplied by twenty-four months, in the case of termination without cause or for good reason, or twelve months, in the case of termination due to disability or death.
(5)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.

Jorge J. Quinoy

The following table describes the potential payments and benefits for Mr. Quinoy upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2008, the last day of Volcano’s last fiscal year:

	Termination Without Cause or for Good Reason Not In Connection with Change in Control	Termination Without Cause or for Good Reason In Connection with Change in Control		Vesting Acceleration Upon Change in Control Not Dependent on Termination	Termination Due to Disability	Termination Due to Death
Base Salary Payment(1)	$300,000	$300,000		$—	$300,000	$300,000
Pro-Rated Bonus	150,000	150,000		—	150,000	150,000
Stock Option Vesting Acceleration(2)	—	89,628	(5)	89,628	—	—
Restricted Stock Units Vesting Acceleration(3)				253,125
Insurance Payments and COBRA Premiums(4)	34,305	34,305		—	34,305	19,833
Excise Tax Gross-Up	—	—		—	—	—

Total	$484,305	$573,933		$342,753	$484,305	$469,833

(1)	If termination of employment occurs immediately prior to, or within twelve months after, a change in control, the base salary payments shall be equal to Mr. Quinoy’s then-current annual salary in the form of a lump sum payment. If termination of employment does not occur immediately prior to, on or within twelve months after a change in control, the base salary payments shall be in the form of equal monthly cash payments paid over a period of six or twelve months, as set forth in his employment agreement. In the event termination of employment occurs in connection with his disability or death, base salary payments shall be equal to his annual salary as set forth in his employment agreement.
(2)	The value of vesting acceleration is based on the $15.00 closing price of Volcano common stock on December 31, 2008, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.
(3)	The value of vesting acceleration is based on the $15.00 closing price of Volcano common stock on December 31, 2008, with respect to unvested restricted stock units.
(4)	The portion comprised of non-health insurance premiums represents the average monthly cost of non-voluntary, non-health insurance benefits to Mr. Quinoy paid in 2008, multiplied by twelve months, in the case of termination without cause or for good reason, or twelve months, in the case of termination due to disability or death.
(5)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.

Michel E. Lussier

The following table describes the potential payments and benefits for Mr. Lussier upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2008, the last day of Volcano’s last fiscal year:

	Termination by Volcano Europe Without Three- Month Notice Period(1)	Termination In Connection With Non- Competition Undertaking(2)	Vesting Acceleration Upon Change in Control Not Dependent on Termination
Lump Sum Payment(3)	$89,861	$179,722	$—
Stock Option Vesting Acceleration(4)	—	—	81,467
Restricted Stock Units Vesting Acceleration(5)			168,750

Total	$89,861	$179,722	$250,217

(1)	The amount set forth in this column assumes that the Managing Director Agreement with Mr. Lussier is terminated as of December 31, 2008 by Volcano Europe, without a three-month notice period or any potion thereof. In the event that Volcano Europe provides Mr. Lussier with notice of termination for a portion of three-months, the amount payable will be pro-rated for such partial notice period.
(2)	The amount set forth in this column assumes that the Managing Director Agreement with Mr. Lussier is terminated as of December 31, 2008 and that Volcano Europe does not release Mr. Lussier from the non-competition undertaking set forth in such agreement in connection with such termination.
(3)	Amounts in this row are paid in Euros and are reflected in dollars based on the exchange rate on December 31, 2008, which was approximately 1.401 U.S. Dollars to one Euro.
(4)	The value of vesting acceleration is based on the $15.00 closing price of Volcano common stock on December 31, 2008, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.
(5)	The value of vesting acceleration is based on the $15.00 closing price of Volcano common stock on December 31, 2008, with respect to unvested restricted stock units.

Other Named Executive Officers

The following table describes the potential benefits for each of the named executive officers listed below if the unvested options held by them as of December 31, 2008, the last business day of Volcano’s last fiscal year, had become fully vested as a result of a change in control on December 31, 2008:

Named Executive Officers	Stock Option Vesting Acceleration ($)(1)	Restricted Stock Units Vesting Acceleration ($)(2)
Vincent J. Burgess	120,833	351,570
John F. Sheridan	64,541	168,750

(1)	The value of vesting acceleration is based on the $15.00 closing price of Volcano common stock on December 31, 2008, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.
(2)	The value of vesting acceleration is based on the $15.00 closing price of Volcano common stock on December 31, 2008, with respect to unvested restricted stock units.

COMPENSATION OF DIRECTORS

During the year ended December 31, 2008, pursuant to Volcano’s Director Compensation Policy, upon their election to our Board of Directors, each of our non-employee directors is granted an initial option to purchase up to 20,000 shares of our common stock at the then fair market value pursuant to the terms of our 2005 Equity Compensation Plan. In addition, if a director is elected or appointed to the Board of Directors for the first time on a date other than the date of an annual meeting of stockholders, such director will be granted an additional option to purchase a pro rata portion of 8,000 shares of our common stock. On the date of each annual meeting of stockholders, each non-employee director is automatically granted an option to purchase up to 8,000 shares of our common stock if he or she remains on our Board of Directors.

During the year ended December 31, 2008 each of our non-employee directors is paid $30,000 annually and is reimbursed for reasonable out-of-pocket travel expenses incurred in connection with in-person attendance at and participation in Board of Directors meetings. In addition, the non-executive Chairman of the Board is paid $20,000 annually, reduced by any amounts received during such year for service as the chairperson of the Audit, Compensation or Corporate Governance Committees. Additionally, the chairperson of the Audit Committee will receive an annual retainer fee of $10,000, the chairperson of the Compensation Committee will receive an annual retainer fee of $6,000, and the chairperson of the Corporate Governance Committee will receive an annual retainer fee of $6,000 for serving on their respective committees. Members of the Audit Committee will receive an annual retainer fee of $5,000 and members of the Compensation and Corporate Governance Committees, not including chairpersons, will receive an annual retainer fee of $3,000 for serving on such committees.

On April 30, 2009, the Board approved an amendment to the Company’s Director Compensation Policy to (i) increase the annual stock option grant to be received by non-employee members of the Board at each annual meeting of Stockholders, from 8,000 shares of common stock to 12,000 shares of stock, effective as of our 2009 Annual Meeting of Stockholders, and (ii) increase the annual retainer fees for serving on the Board and its committees, effective as of May 1, 2009.

Set forth below is the compensation paid to each of our non-employee directors during the year ended December 31, 2008. Mr. Huennekens, our President and Chief Executive Officer, did not receive any additional compensation for serving on our Board of Directors or its committees during the year ended December 31, 2008.

2008 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	Total ($)
Olav B. Bergheim (4)	50,000	54,988	104,988
Connie R. Curran, RN, Ed.D.	38,000	103,433	141,433
Kieran T. Gallahue	35,000	94,353	129,353
Lesley H. Howe	43,000	79,207	122,207
Alexis V. Lukianov	33,000	78,351	111,351
Ronald A. Matricaria	39,000	79,207	118,207
John Onopchenko	36,000	104,699	140,699

(1)	This column represents the expense recognized by Volcano for financial statement reporting purposes with respect to the year ended December 31, 2008 in accordance with SFAS 123(R), of stock options granted both in and prior to fiscal 2008 pursuant to our equity compensation plans. These amounts have been calculated in accordance with SFAS 123(R) using Black-Scholes. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. No stock options were forfeited by any of our directors during fiscal 2008. For a description of the assumptions made in determining the SFAS 123(R) valuation, please refer to the “Stockholders’ Equity” note to our audited financial statements.
(2)	The aggregate number of shares subject to outstanding stock options held by each of the directors listed in the table above as of December 31, 2008 was as follows: Mr. Bergheim, options to purchase 16,000 shares; Dr. Curran, options to purchase 36,000 shares; Mr. Gallahue, options to purchase 35,333 shares; Mr. Howe, options to purchase 34,181 shares; Mr. Lukianov, options to purchase 32,666 shares; Mr. Matricaria, options to purchase 34,181 shares and Mr. Onopchenko, options to purchase 36,000 shares.
(3)	The grant date fair value, as calculated in accordance with SFAS 123(R) and using Black-Scholes, of the stock option awards granted during the year ended December 31, 2008 for each of the directors listed in the table was $44,084.
(4)	Mr. Bergheim resigned from our Board of Directors, effective January 1, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review of Related Party Transactions

Pursuant to the requirements set forth in applicable NASDAQ listing standards and as set forth in the charter of Volcano’s Audit Committee, the Audit Committee, or another independent body of Volcano’s Board of Directors, is charged with reviewing and approving related party transactions as required by applicable laws and regulations.

Pursuant to Volcano’s Code of Business Conduct and Ethics, all of Volcano’s directors, officers, employees and consultants are required to report to the Corporate Compliance Officer under the Code of Business Conduct and Ethics any existing or potential violation of the Code of Business Conduct and Ethics, including any related party transactions. In approving or rejecting a proposed related party transaction, the Audit Committee, or an independent body of Volcano’s Board of Directors, will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee and the Board of Directors. The Audit Committee, or an independent body of Volcano’s Board of Directors, will approve only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of Volcano as the Audit Committee or such independent body of Volcano’s Board of Directors determines in the good faith exercise of their discretion.

Transactions with Related Persons

Other than as described below, since January 1, 2008, there were no, nor are there any currently proposed, transactions or series of similar transactions to which we were a party or are a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of Volcano’s common stock or any member of their immediate family had or will have a direct or indirect material interest.

Executive Employment Agreements

Volcano has entered into employment agreements with Volcano’s executive officers that, among other things, provide for certain severance and change in control benefits. For a description of these agreements, see “Executive Compensation—Employment Agreements, Change in Control Arrangements, and Other Agreements.”

Director and Officer Indemnification

Volcano’s Amended and Restated Certificate of Incorporation contains provisions limiting the liability of Volcano’s directors. Volcano’s Bylaws provide that Volcano must indemnify its directors and officers and may indemnify Volcano’s other employees and agents to the fullest extent permitted by the Delaware General Corporation Law for judgments, penalties, fines, settlement amounts and expenses arising out of any event or occurrence by reason of the fact that such indemnitee is or was a director, officer, employee or agent, respectively, of Volcano. Volcano has entered and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by Volcano’s Board of Directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Volcano believes that the amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Volcano also maintains directors’ and officers’ liability insurance.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Volcano stockholders will be “householding” Volcano’s proxy materials. A single set of Annual Meeting materials or Notice of Internet Availability of Proxy Materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or Volcano that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials or Notice of Internet Availability of Proxy Materials in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130 or (3) contact Volcano’s Investor Relations department at (800) 228-4728. Stockholders who currently receive multiple sets of Annual Meeting materials or Notices of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker. In addition, Volcano will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the set of Annual Meeting materials or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2009 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

John T. Dahldorf

Secretary

Dated: June 2, 2009

A copy of Volcano’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Investor Relations, Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130. The Annual Report on Form 10-K is also available at Volcano’s website at http://www.volcanocorp.com.

APPENDIX A

AMENDED AND RESTATED 2005 EQUITY COMPENSATION PLAN

VOLCANO CORPORATION

AMENDED AND RESTATED

2005 EQUITY COMPENSATION PLAN

FIRST APPROVED BY THE STOCKHOLDERS: OCTOBER 27, 2005

AMENDED AND APPROVED BY THE BOARD: APRIL 23, 2007

AMENDED AND APPROVED BY THE BOARD: APRIL 30, 2009

TERMINATION DATE: OCTOBER 26 , 2015

1.	GENERAL.

(a)    Successor to and Continuation of the 2000 Plan. The Plan is intended as the successor to and continuation of the Volcano Corporation 2000 Long Term Incentive Plan (the “2000 Plan”). Following the Effective Date, no additional stock awards shall be granted under the 2000 Plan. Any shares remaining available for issuance pursuant to the exercise of options or settlement of stock awards under the 2000 Plan as of the Effective Date (the “2000 Plan’s Available Reserve”) shall become available for issuance pursuant to Stock Awards granted hereunder. From and after the Effective Date, all outstanding stock awards granted under the 2000 Plan shall remain subject to the terms of the 2000 Plan; provided, however, any shares subject to outstanding stock options granted under the 2000 Plan that expire or terminate for any reason prior to exercise (the “Returning Shares”) shall become available for issuance pursuant to Awards granted hereunder. All Awards granted on or after the Effective Date of this Plan shall be subject to the terms of this Plan.

(b)    Eligible Award Recipients. The persons eligible to receive Awards are Employees, Directors and Consultants.

(c)    Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d)    Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

2.	ADMINISTRATION.

(a)    Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)    Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, to the extent required by applicable law or listing requirements, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding “incentive stock options” or (C) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that except with respect to amendments that disqualify or impair the status of an Incentive Stock Option, a Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c)    Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(d)    Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(e)    Cancellation and Re-Grant of Stock Awards. Except as otherwise expressly provided in Section 9, neither the Board nor any Committee shall have the authority to: (i) reduce the exercise price of any outstanding Options or Stock Appreciation Rights under the Plan, or (ii) cancel any outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value of the Common Stock in exchange for other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

3.	SHARES SUBJECT TO THE PLAN.

(a)    Share Reserve. Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date shall not exceed thirteen million, seven hundred twelve thousand, five hundred fifty-eight (13,712,558) shares (the “Share Reserve”), which number includes (i) the number of shares subject to the 2000 Plan Available Reserve plus (ii) the Returning Shares, if any, as such shares become available from time to time. For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of the Common Stock that may be issued pursuant to the Plan and does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, NASDAQ Marketplace Rule 4350(i)(1)(A)(iii), NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable stock exchange rules, and such issuance shall not reduce the number of shares available for issuance under the Plan. Furthermore, if a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan.

(b)    Subject to Section 3(c), the number of shares available for issuance under the Plan shall be reduced by: (i) one (1) share for each share of stock issued pursuant to an Option or a Stock Appreciation Right; (ii) for awards granted prior to the date of the 2009 Annual Meeting, one (1) share for each share of Common Stock issued pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award or Other

Stock Award; and (iii) for awards granted on or after the date of the 2009 Annual Meeting, one and sixty-three hundredths (1.63) shares for each share of Common Stock issued pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award or Other Stock Award.

(c)    Reversion of Shares to the Share Reserve.

(i) Shares Available For Subsequent Issuance. If any (i) shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant or (ii) Stock Award is settled in cash, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan. To the extent (A) there is issued a share of Common Stock pursuant to a Stock Award that counted as one and sixty-three hundredths (1.63) shares against the number of shares available for issuance under the Plan pursuant to Section 3(b)(iii); or (B) there is issued a share of Common Stock pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award or Other Stock Award under this Plan that counted as one (1) share against the number of shares available for issuance under this Plan pursuant to Section 3(b)(ii), and such shares of Common Stock become available for issuance under the Plan pursuant to Section 3(a) or Section 3(c), then the number of shares of Common Stock available for issuance under the Plan shall increase for each such returning share by one and sixty-three hundredths (1.63) shares.

(ii) Shares Not Available For Subsequent Issuance. If any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised or purchased through a reduction of shares subject to the Stock Award (i.e., “net exercised”) or because an appreciation distribution in respect of a Stock Appreciation Right is paid in shares of Common Stock, the number of shares subject to the exercised or purchased portion of the Stock Award that are not delivered to the Participant shall not remain available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to the tax withholding provisions of Section 8(g) or as consideration for the exercise or purchase of a Stock Award (e.g., tender of previously owned shares) shall not again become available for issuance under the Plan.

(d)    Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 3 and, subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be thirteen million, seven hundred twelve thousand, five hundred fifty-eight (13,712,558) shares of Common Stock.

(e)    Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.	ELIGIBILITY.

(a)    Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, Nonstatutory Stock Options and SARs may not be granted to Employees, Directors, and Consultants who are providing Continuous Services only to any “parent” of the Company, as such term is defined in Rule 405 promulgated under the Securities Act, unless such Stock Awards comply with the distribution requirements of Section 409A of the Code.

(b)    Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c)    Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of

Section 162(m) of the Code, no Participant shall be eligible to be granted during any calendar year Options, Stock Appreciation Rights and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Award is granted covering more than 1,000,000 shares of Common Stock.

5.	PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Option Agreement or Stock Appreciation Right Agreement shall conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a)    Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR shall be exercisable after the expiration of seven (7) years from the date of its grant or such shorter period specified in the Award Agreement.

(b)    Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price (or strike price) of each Option or SAR shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Option or SAR is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise price (or strike price) lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR if such Option or SAR is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.

(c)    Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are as follows:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) if the option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board.

(d)    Exercise and Payment of a SAR. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(e)    Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs shall apply:

(i) Restrictions on Transfer. An Option or SAR shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may, in its sole discretion, permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option or SAR may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant’s estate shall be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise.

(f) Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(g) Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause or upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(h) Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause or upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i)    Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR (as applicable) shall terminate.

(j)    Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement after the termination of the Participant’s Continuous Service for a reason other than death, then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(k)    Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR shall terminate upon the date on which the event giving rise to the termination occurred, and the Participant shall be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l)    Non-Exempt Employees. No Option or SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of

Common Stock until at least six months following the date of grant of the Option or SAR. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Participant’s death or Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement or in another applicable agreement or in accordance with the Company’s then current employment policies and guidelines), any such vested Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

6.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.

(a)    Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(v) Dividends. A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.

(b)     Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c)    Performance Awards.

(i) Performance Stock Awards. A Performance Stock Award is a Stock Award that may vest or may be exercised contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. The maximum number of shares covered by an Award that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(c)(i) (whether the grant, vesting or exercise is contingent upon the attainment during a Performance Period of the Performance Goals) shall not exceed 1,600,000 shares. The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Stock Award to be deferred to a specified date or event. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii) Performance Cash Awards. A Performance Cash Award is a cash award that may be paid contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. In any calendar year, the Committee may not grant a Performance Cash Award that has a maximum value that may be paid to any Participant in excess of one million dollars ($1,000,000). The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

(iii) Section 162(m) Compliance. Unless otherwise permitted in compliance with the requirements of Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee shall establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period, or (b) the date on which twenty-five (25%) of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock). Notwithstanding satisfaction of any completion of any Performance Goals, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Shares, Options, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee, in its sole discretion, shall determine.

(d)    Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.	COVENANTS OF THE COMPANY.

(a)    Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b)    Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.

(c)    No Obligation to Notify or Minimize Taxes. The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the

Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.	MISCELLANEOUS.

(a)    Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b)    Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c)    Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Stock Award has been entered into the books and records of the Company.

(d)    No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)    Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f)    Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g)    Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(h)    Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i)    Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j)    Compliance with Section 409A. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the Shares are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made as a result of a termination of Continuous Service before the date that is six (6) months and one day following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.

9.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a)    Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(d), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 4(c) and 6(c)(i) , and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b)    Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement and Section 9(d) below, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)    Corporate Transaction. The following provisions shall apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award. In the event of a Corporate Transaction, then, notwithstanding any other provision of the Plan, the Board shall take one or more of the following actions with respect to Stock Awards, contingent upon the closing or completion of the Corporate Transaction:

(i) arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Award or to substitute a similar stock award for the Award (including, but not limited to, an award to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction);

(ii) arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii) accelerate the vesting of the Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective date of the Corporate Transaction), with any Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction;

(iv) arrange for the lapse of any reacquisition or repurchase rights held by the Company with respect to the Stock Award;

(v) cancel or arrange for the cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the Corporate Transaction, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and

(vi) with respect to Stock Awards, make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

The Board need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants.

(d)    Change in Control.

(i) If a Change in Control occurs, and unless otherwise determined by the Board prior to or in connection with such Change in Control: (i) the Company shall provide each Participant holding an outstanding Award with written notice of such Change in Control, and (ii) as of immediately prior to the effective time of the Change in Control, all outstanding Stock Awards shall automatically accelerate and become fully vested (and any repurchase rights thereon shall immediately lapse in full) and exercisable (as applicable).

(ii) In addition, with respect to Stock Awards granted prior to the date of the Company’s annual stockholder meeting in 2009 (the “2009 Meeting”), if, upon a Change in Control, the Company is not the surviving corporation or survives only as a subsidiary of another corporation, each Participant holding such an outstanding Stock Award (a “Pre-2009 Award”) will have the right to elect, within thirty (30) days after receiving notice from the Company of the pending Change in Control (or such longer period as necessitated under applicable law), one of the following two methods of treating all of his or her Pre-2009 Awards: (1) all Pre-2009 Awards that are (x) Options or SARs and that are not exercised prior to the closing of the Change in Control will be assumed by, or replaced with comparable options or stock appreciation rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation) in a manner that complies with Code Section 409A, and (y) Restricted Stock Awards and Restricted Stock Units will be converted into comparable full-value stock awards of the surviving corporation (or a parent or subsidiary of the surviving corporation); or (2) each Pre-2009 Award will be surrendered in exchange for a payment by the Company, immediately prior to the effectiveness of the Change in Control, in cash or Common Stock (as elected by the Participant), that is equal to the Fair Market Value of the shares of Common Stock underlying such Pre-2009 Award, less any exercise or strike price therefore. To the extent the Board determines that it is commercially unreasonable (e.g., due to cost or limitations under applicable laws) to provide for such an election with respect to one or more Participants, and such Participant has not exercised his or her Pre-2009 Award prior to the effectiveness of the Change in Control, such Participant will receive a cash payment in the amount calculated pursuant to alternative (2) above at the effective time of the Change in Control as his or her sole entitlement under this paragraph.

10.	TERMINATION OR SUSPENSION OF THE PLAN.

(a)    Plan Term. The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)    No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.	EFFECTIVE DATE OF PLAN.

This Plan shall become effective on the Effective Date.

12.	CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.   DEFINITIONS. As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a)    “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b)    “Award” means a Stock Award or a Performance Cash Award.

(c)    “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(f)    “Cause” means cause or misconduct as defined in any employment agreement between the Participant and the Company or an affiliate in effect at the time of the Participant’s termination of employment, or, in the absence of any such employment agreement, any of the following (i) conviction of the Participant by a court of competent jurisdiction of any felony or a crime involving moral turpitude; (ii) the Participant’s knowing failure or refusal to follow reasonable instructions of the Board or reasonable policies, standards and regulations of the Company or its affiliate; (iii) the Participant’s continued failure or refusal to faithfully and diligently perform the usual, customary duties of his employment with the Company or its affiliate; (iv) the Participant’s repeatedly conducting him or herself in an unprofessional, unethical, immoral or fraudulent manner; or (v) the Participant’s conduct discredits the Company or any affiliate or its detrimental to the reputation, character and standing of the Company or any affiliate. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(g)    “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

In addition, the foregoing definition shall not apply for Stock Awards granted prior to the date of the 2009 Meeting; instead, the definition of Change in Control set forth in Section 10(a) of this Plan prior to its amendment and restatement at the 2009 Meeting will apply to such awards unless the definition set forth above is expressly agreed to by the Participant in respect of such Stock Awards.

(h)    “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(i)    “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(j)    “Common Stock” means the common stock of the Company.

(k)    “Company” means Volcano Corporation, a Delaware corporation.

(l)    “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(m)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Board or Chief Executive Officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as

Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(n)    “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) the consummation of a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) the consummation of a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(o)    “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code.

(p)    “Director” means a member of the Board.

(q) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(r)    “Effective Date” means October 27, 2005, which is the date the Company’s stockholders first approved this Plan document.

(s)    “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(t)    “Entity” means a corporation, partnership, limited liability company or other entity.

(u)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(v)    “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the

Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(w)    “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(x)    “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(y)    “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(z)    “Nonstatutory Stock Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(aa)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(bb)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(cc)    “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(dd)    “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ee)    “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(ff)    “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(gg)    “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the

Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(hh)    “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ii)    “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(jj)    “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(kk)    “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder’s equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xiii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders’ equity; (xxvii) capital expenditures; (xxiii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) growth in assets or unit volume, (xxxiv) market penetration goals, (xxxv) geographic business expansion goals, and (xxxvi) achievement of specified acquisitions or divestitures, and (xxxvii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

(ll)    “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Award, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award.

(mm)    “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(nn)    “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(oo)    “Plan” means this Volcano Corporation Amended and Restated 2005 Equity Compensation Plan.

(pp)    “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(qq)    “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(rr)    “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(ss)    “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(tt)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(uu)    “Securities Act” means the Securities Act of 1933, as amended.

(vv)    “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

(ww)    “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(xx)    “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(yy)    “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(zz)    “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(aaa)    “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

0	¢

VOLCANO CORPORATION

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 29, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R. Scott Huennekens and John T. Dahldorf as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all of the shares of Common Stock of Volcano Corporation held of record by the undersigned as of the close of business on June 1, 2009, at the 2009 Annual Meeting of Stockholders to be held at the offices of Volcano Corporation located at 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130, on July 29, 2009, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

¢	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

VOLCANO CORPORATION

July 29, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON JULY 29, 2009

The Notice and Proxy Statement, Annual Report on Form 10-K and Stockholder Letter

are available at http://ir.volcanocorp.com/annual-proxy.cfm

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20330300000000000000 3	072909

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of the three directors nominated by the Board of Directors to hold office until the 2012 Annual Meeting of Stockholders:				2. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of	☐	☐	☐
		NOMINEES:		Volcano Corporation for the fiscal year ending December 31, 2009.
☐	FOR ALL NOMINEES	O R. Scott Huennekens O Lesley H. Howe O Ronald A. Matricaria		3. To approve the Amended and Restated 2005 Equity Compensation Plan of Volcano Corporation.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

☐	FOR ALL EXCEPT (See instructions below)			This proxy is solicited on behalf of the Board of Directors of Volcano Corporation. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of all of the nominees and “FOR” proposals 2 and 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢